Free Writing Prospectus (To the Prospectus dated February 10, 2009 and the Prospectus Supplement dated September 14, 2009)	Filed Pursuant to Rule 433 Registration No. 333-145845 November 10, 2009

$[—] Notes due November 30, 2012 Linked to the Performance of the Barclays Capital Pure Beta Plus II Total Return (the “PBP II”) Medium-Term Notes, Series A, No. C-159

Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC (Rated AA-/Aa3‡)

Initial Valuation Date:	November 25, 2009‡‡

Issue Date:	November 30, 2009

Final Valuation Date (or Scheduled Valuation Date):	November 27, 2012* ‡‡, or if such day is not a Scheduled Trading Day, the next succeeding Scheduled Trading Day.* If a Change in Law Redemption Event occurs, the final valuation date will be deemed to be the date on which we provide written notice to the Depository Trust Company (“DTC”) of our election to redeem the Notes. In the case of Holder Redemption, the final valuation date will be deemed to be the valuation date designated in the notice of redemption.**

Redemption Date:	The fifth business day following the applicable Notice Date.**

Maturity Date:	November 30, 2012*‡‡‡ (resulting in a term to maturity of approximately 3 years)

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Reference Asset:	The return on the Notes is linked to the performance of the Barclays Capital Pure Beta Plus II Total Return (the “PBP II” or the “Index”) (Bloomberg ticker: LPP2TR <Index>)

Investor Fee:	Your payment at maturity or upon redemption will be reduced by an amount equal to the investor fee. The investor fee is equal to (a) 1.35% per year times (b) the principal amount of your securities times (c) the Index closing level on the final valuation date divided by (d) the Index closing level on the initial valuation date.

Payment at Maturity or upon Redemption as a result of Holder Redemption or a Change in Law Redemption Event:	If you hold your Notes to maturity or upon redemption as a result of a Holder Redemption or the occurrence of a Change in Law Redemption Event, you will receive a cash payment determined as follows:

Where:

“Principal Amount” = the principal amount of your Notes;

“PBPIIFinal” = the Index closing level on the final valuation date (or the deemed final valuation date in the case of Holder Redemption or a Change in Law Redemption Event) (“final level”)*

“PBPIIInitial” = the Index closing level on the initial valuation date, which is [•] (“initial level”);

“No. of Daysx” = the actual number of days from but excluding the Initial Valuation Date to and including the Scheduled Valuation Date, which is 1,098, or the applicable deemed Final Valuation Date with respect to Holder Redemption or Change in Law Redemption Event, as the case may be; and

“Fee Rate” = 1.35%.

THE NOTES ARE NOT PRINCIPAL PROTECTED. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL.

Holder Redemption:	You may redeem your Notes prior to maturity by delivering a notice of redemption to us that specifies your designated final valuation date (such designated date being the “Holder Redemption Notice Date”. You must deliver your notice via email by no later than 4:00 p.m., New York City time, on the business day immediately preceding the Holder Redemption Notice Date. Your confirmation of redemption must comply with the procedures specified in “Holder Redemption” in this free writing prospectus or it will be deemed ineffective. You must redeem at least 1,000 Notes at one time in order to exercise your right to redeem your Notes on any Redemption Date.

Change in Law Redemption Event:	Upon the occurrence of a Change in Law (as defined below) that, in our sole discretion, would, or is reasonably likely to, (i) have an adverse effect upon, or otherwise require us or our affiliates to unwind or terminate, in whole or in part, any of the positions, transactions or contractual arrangements pursuant to which we or our affiliates have hedged the commodity exposure incurred under the Notes or (ii) restrict our ability to enter into future transactions or contractual arrangements, or to establish or modify positions, to hedge the commodity exposure under the Notes, we may, but are not obligated to, redeem the Notes in whole (but not in part). See “Change in Law Redemption Event” in this free writing prospectus.

Index Sponsor:	Barclays Capital Inc. or another affiliate of Barclays Bank PLC

DJ-UBSCISM Index Sponsors:	Dow Jones & Company, Inc. & UBS AG or any successor(s)

Calculation Agent:	Barclays Bank PLC

Scheduled Trading Day:	A day when the calculation agent is open for business in London and New York.

CUSIP/ISIN:	06739J2L6 and US06739J2L69

‡	The Notes are expected to carry the same rating as the Medium-Term Notes Program, Series A (the “Program”) by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc. (“S&P”). The Program is rated AA - by S&P. This rating does not take into account market risk or the performance-related risks of the investment (including, without limitation, the risks associated with the potential negative performance of any reference asset to which the Notes are linked). As announced in June 2009, Moody’s Investors Services (“Moody’s”) no longer issues public ratings of notes, such as the Notes, for which repayment of principal is dependent on the occurrence of a non-credit event. Due to this policy change, the Notes will not be rated by Moody’s; however, the other senior unsecured debt securities of Barclays Bank PLC unaffected by this policy change are rated Aa3 by Moody’s. These ratings are subject to downward revision, suspension or withdrawal at any time by the assigning rating organization and are not a recommendation to buy, sell or hold securities.
‡‡	If such day is not a scheduled trading day, then the initial valuation date or the final valuation date as applicable, will be the next succeeding scheduled trading day.
‡‡‡

If the final valuation date is postponed because it is not a scheduled trading day, then the maturity date will be postponed so that the number of business days between the final valuation date (as postponed) and the maturity date (as postponed) remains the same.

*	Subject to postponement in the event of a Note Market Disruption Event as described under “Note Market Disruption Events” in this free writing prospectus.
**	With respect to Holder Redemption or following a Change in Law Redemption Event, subject to postponement in the event of a note market disruption event as described under “Note Market Disruption Events” in this free writing prospectus.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-5 of the prospectus supplement and “Selected Risk Considerations” beginning on page FWP-7 of this free writing prospectus.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission‡‡	Proceeds to Barclays Bank PLC
Per Note	100%	%	%
Total	$	$	$

‡‡	Barclays Capital Inc. will receive commissions from the Issuer equal to [TBD]% of the principal amount of the notes, or [$TBD] per $[1,000] principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated February 10, 2009, and the prospectus supplement dated September 14, 2009, and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement, and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 1101). A copy of the prospectus may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

You may revoke your offer to purchase the Notes at any time prior to the pricing as described on the cover of this free writing prospectus. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this free writing prospectus together with the prospectus dated February 10, 2009, as supplemented by the prospectus supplement dated September 14, 2009 relating to our Medium-Term Notes, Series A, of which these Notes are a part. This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated February 10, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509023285/dposasr.htm

•	Prospectus Supplement dated September 14, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509190954/d424b3.htm

Our SEC file number is 1-10257. As used in this free writing prospectus, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

PROGRAM CREDIT RATING

The Notes are issued under the Medium-Term Notes Program, Series A (the “Program”). The Notes are expected to carry the rating of the Program by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc (“S&P”). The Program is rated AA- by S&P. This rating does not take into account market risk or the performance-related risks of the investment (including, without limitation, the risks associated with the potential negative performance of any reference asset to which the Notes are linked). An AA- rating from S&P generally indicates that the issuer’s capacity to meet its financial commitment on the obligations arising from the Program is very strong. As announced in June 2009, Moody’s Investors Services (“Moody’s”) no longer issues public ratings of notes, such as the Notes, for which repayment of principal is dependent on the occurrence of a non-credit event. Due to this policy change, the Notes will not be rated by Moody’s; however, the other senior unsecured debt securities of Barclays Bank PLC unaffected by this policy change are rated Aa3 by Moody’s. An Aa3 rating by Moody’s indicates that the rated securities are currently judged by Moody’s to be obligations of high quality and are subject to very low credit risk. The credit rating is a statement of opinion and not a statement of fact and is subject to downward revisions, suspension or withdrawal at any time by the assigning rating agency and is not a recommendation to buy, sell or hold securities.

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What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Reference Asset?

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this free writing prospectus is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The following table and examples assume that the PBPII Initial = 69.22 and “PBPII Return” = [(PBPIIFinal – PBPIIInitial)/PBPIIInitial] and that the No. of Daysx is 1,098. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Final Price	Reference Asset Return	Payment at Maturity	Total Return on Notes
138.43	100.00%	$1,918.78	91.88%
131.51	90.00%	$1,822.84	82.28%
124.59	80.00%	$1,726.90	72.69%
117.67	70.00%	$1,630.96	63.10%
110.75	60.00%	$1,535.02	53.50%
103.82	50.00%	$1,439.08	43.91%
96.90	40.00%	$1,343.14	34.31%
89.98	30.00%	$1,247.21	24.72%
83.06	20.00%	$1,151.27	15.13%
76.14	10.00%	$1,055.33	5.53%
72.68	5.00%	$1,007.36	0.74%
72.15	4.23%	$1,000.00	0.00%
69.22	0.00%	$959.39	-4.06%
65.76	-5.00%	$911.42	-8.86%
62.29	-10.00%	$863.45	-13.65%
55.37	-20.00%	$767.51	-23.25%
48.45	-30.00%	$671.57	-32.84%
41.53	-40.00%	$575.63	-42.44%
34.61	-50.00%	$479.69	-52.03%
27.69	-60.00%	$383.76	-61.62%
20.76	-70.00%	$287.82	-71.22%
13.84	-80.00%	$191.88	-80.81%
6.92	-90.00%	$95.94	-90.41%
0.00	-100.00%	$0.00	-100.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated, assuming an initial investment of $1,000.

Example 1: PBPIIFinal is 86.58 and the PBPII Return is 25.08%.

The amount payable at maturity is calculated as follows:

$1,000 * 125.08% * 0.959389041 = $1,200

Therefore, the total payment at maturity is $1,200 per $1,000 principal amount Note, representing a 20.00% return on investment over the term of the Notes.

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Example 2: PBPIIFinal is 72.15 and the PBPII Return is 4.23%.

The amount payable at maturity is calculated as follows:

$1,000 * 104.23% * .959389041 = $1,000

Therefore, the total payment at maturity is $1,000 per $1,000 principal amount Note, representing a 0% return on investment over the term of the Notes.

Example 3: PBPIIFinal is 48.45 and the PBPII Return is -30%.

The amount payable at maturity is calculated as follows:

$1,000 * 70.00% * 0.95938904 = $671.57

Therefore, the total payment at maturity is $671.57 per $1,000 principal amount Note, representing a -32.84% return on investment over the term of the Notes.

Selected Purchase Considerations

•

Note Market Disruption Events and Adjustments—The final valuation date, the redemption date, the maturity date and the payment at maturity are subject to postponement as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a Note Market Disruption Event as well as the consequences of that Note Market Disruption Event, see “Note Market Disruption Events” in this free writing prospectus; and

•

For a description of further adjustments that may affect the Reference Asset, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” in the prospectus supplement.

•

Your Investment in the Notes May Result in a Loss—The Notes do not guarantee any return of principal. The return on the Notes at maturity or redemption is linked to the performance of the Reference Asset and will depend on whether, and the extent to which, PBPIIFinal is greater than PBPIIInitial. You may lose some or all of your principal.

•

Even if PBPIIFinal is greater than PBPIIInitial, You May Receive Less Than the Principal Amount of Your Notes—Because the investor fee reduces the amount of your return at maturity or upon redemption, the level of the Index must increase significantly for you to receive at least the principal amount of your investment at maturity or upon redemption. If PBPIIFinal is not greater than PBPIIInitial by an amount sufficient to offset the investor fee, or if PBPIIFinal is less than PBPIIInitial, you will receive less than the principal amount of your investment at maturity or upon redemption.

•

We may, but are not obligated to, redeem the Notes upon the occurrence of a Change in Law Redemption Event—We have the right to redeem or “call” your Notes (in whole but not in part) without your consent upon the occurrence of a Change in Law (as defined under “Change in Law Redemption Event” below) that, in our sole discretion, would, or is reasonably likely to, (i) have an adverse effect upon, or otherwise require us or our affiliates to unwind or terminate, in whole or in part, any of the positions, transactions or contractual arrangements pursuant to which we or our affiliates have hedged the commodity exposure incurred under the Notes or (ii) restrict our ability to enter into future transactions or contractual arrangements, or to establish or modify positions, to hedge the commodity exposure under the Notes.

The commodity futures contracts that underlie the PBP II Component Sub-Indices (as defined below under “Description of the Reference Asset”) are subject to legal and regulatory regimes that may change in the United States and, in some cases, in other countries. For example, the United States House of Representatives and the United States Senate are currently considering legislation, and the House of Representatives recently passed legislation (although that legislation has not yet been approved by the Senate or enacted into law) intended to limit speculation and increase transparency in the commodity

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markets. If enacted, the legislation would, among other things, require the Commodity Futures Trading Commission (“CFTC”) to adopt rules, apply existing rules, or modify its application of such rules with respect to the establishment of position limits on positions that are not entered into or maintained for “bona fide” or “legitimate” hedging purposes as defined in the proposed legislation. In addition, the CFTC has recently conducted a series of hearings for the purpose of determining whether the CFTC should establish more stringent position limits for all commodities, and across all markets and market participants, pursuant to its existing statutory authority. The CFTC indicated at the hearings that it intends to issue proposed rules regarding position limits in September, 2009. Such actions by the Congress or the CFTC could limit the extent to which entities can enter into hedging transactions in exchange-traded futures contracts unless they are hedging inventories of or commitments with respect to physical commodities. Any such limitations could restrict or prevent our ability to hedge our obligations under the Notes.

If such restrictions are imposed on market participants, we or our affiliates may be unable to effect, or may be required to unwind, in whole or in part, transactions necessary to hedge our obligations under the Notes, in which case we will have the right, but not the obligation, to redeem your Notes. If we elect to redeem the Notes following a Change in Law Redemption Event, we will deliver written notice of such election to redeem to DTC as promptly as possible following such election (the date of such delivery being the “Change in Law Redemption Notice Date”, and together with the Holder Redemption Notice Date, the relevant “Notice Date”). In this scenario, the final valuation date will be deemed to be the Change in Law Redemption Notice Date, and the Notes will be redeemed on the fifth business day following such deemed final valuation date, subject to note market disruption events, at an amount equal to the amount specified on the cover page of this free writing prospectus for the occurrence of a Change in Law Redemption Event (the “Change in Law Redemption Event Amount”). If we exercise our right to redeem the Notes upon the occurrence of a Change in Law, the payment you receive may be less than the payment that you would have otherwise been entitled to receive at maturity, and you may not be able to reinvest any amounts received on the Redemption Date in a comparable investment. Our right to redeem the Notes upon the occurrence of a Change in Law may also adversely impact your ability to sell your Notes, and/or the price at which you may be able to sell your Notes, following the occurrence of such Change in Law. Moreover, even if such legislative or regulatory changes do not result in a Change in Law Redemption Event, or we do not exercise our right to redeem the Notes, the restrictions on effecting transactions in the futures markets could substantially reduce liquidity in the contracts underlying each PBP II Component Sub-Index, which could adversely affect the prices of such contracts and, in turn, the return on and the value of the Notes.

•

Diversification Among Components of the Barclays Capital Pure Beta Plus II Total Return (the “PBP II”)—The return on the Note is linked to the Barclays Capital Pure Beta Plus II Total Return (the “PBP II”). For additional information about the Index, see the information set forth under “Description of the Reference Asset— Barclays Capital Pure Beta Plus II Total Return (the “PBP II”)” in this free writing prospectus.

•

Certain U.S. Federal Income Tax Considerations—Some of the tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement.

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled contract with respect to the Index. If your Notes are so treated, you should generally recognize capital gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this free writing prospectus is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. For example, it is possible that the Internal Revenue Service could assert that Section 1256 of the Internal Revenue Code should apply to your Notes or a portion of your Notes. If Section 1256 were to apply to your Notes, gain or loss recognized with respect to your Notes (or the relevant portion of your Notes) would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the Notes. You would also be required to mark your Notes (or a portion of your Notes) to market at the end of each year (i.e., recognize gain or loss as if the Notes or the relevant portion of the Notes had been sold for fair market value). Alternatively, it is also possible that you could be required to recognize gain

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or loss each time a contract tracked by the Index rolls. Because the Notes are linked, in part, to an index that could represent a significant investment in precious and industrial metals, it is also possible that the Internal Revenue Service could assert that your Notes should be treated as partially giving rise to “collectibles” gain or loss if you have held your Notes for more than one year, although we do not think such a treatment would be appropriate in this case because a sale or exchange of the Notes is not a sale or exchange of a collectible but is rather a sale or exchange of a contract that reflects the value of a collectible. “Collectibles” gain is currently subject to tax at marginal rates of up to 28%. Moreover, it is possible that you would be required to include the interest component of the Index in ordinary income either upon the sale, redemption or maturity of the Notes or over the term of the Notes even though you will not receive any payments from us until redemption or maturity of your Notes. Further, it is possible that the Internal Revenue Service could assert that your holding period in respect of your Notes should end on the date on which the amount you are entitled to receive upon the redemption or maturity of your Notes is determined, even though you will not receive any amounts from the issuer in respect of your Notes prior to the redemption or maturity of your Notes. In such case, there are facts under which you could be treated as having a holding period in respect of your Notes that is less than one year even if you receive cash upon the redemption or maturity of your Notes at a time that is more than one year after the beginning of your holding period.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this free writing prospectus.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Index. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•

“Risk Factors— Additional Risks Relating to Securities with Reference Asset That Are Commodities, an Index Containing Commodities, Shares or Other Interests in Exchange-Traded Funds Invested in Commodities or Based in Part on Commodities” ;

•	“Risk Factors—Additional Risks Relating to Securities Which We May Call or Redeem (Automatically or Otherwise)”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Fully Principal Protected or Are Partially Protected or Contingently Protected”; and

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”.

In addition to the risks described above, you should consider the following:

•

Your Investment in the Notes May Result in a Loss—The Notes do not guarantee any return of principal. The return on the Notes at maturity is linked to the performance of the Index and will depend on whether, and the extent to which, the index return is positive or negative. Your investment will be fully exposed to any decline in the final price as compared to the initial price.

•

No Interest or Other Rights—As a holder of the Notes, you will not receive interest payments, and you will not have rights to receive any distributions or other rights that holders of contracts composing the Index would have.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this free writing prospectus is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

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•

Taxes—The federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until maturity and whether all or part of the gain you may recognize upon sale, redemption or maturity of an instrument such as the Notes could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•

Many Economic and Market Factors will Impact the Value of The Notes; These Factors Interrelate in Complex Ways and the Effect of any One Factor may Offset or Magnify the Effect of Another Factor. In addition to the level of PBP II on any day (and the market prices of the Index Contracts and the commodities underlying the Index Contracts, which determine the level of the PBP II), the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the volatility or expected volatility of PBP II, the Index Contracts or the commodities underlying the Index Contracts;

•	the time to maturity of the Notes (and any associated “time premium”);

•	supply and demand for the Notes, including inventory positions with Barclays Capital Inc. or any market maker

•	the market price of the Index Contracts or the commodities underlying the Index Contracts;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory, geographical, agricultural, meteorological or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•

Historical or Hypothetical Levels of PBP II should not be Taken as an Indication of the Future Performance or Volatility of The Notes. As PBP II was launched on February 29, 2008, it has little or no trading history, and limited actual historical information on the performance of PBP II is available. It is impossible to predict whether PBP II will rise or fall. The level of PBP II reflects the change in prices for futures contracts for underlying physical commodities, which may be influenced by many unpredictable factors. As a result, the actual volatility and performance of PBP II over the term of the Notes may bear little relation to the historical or hypothetical levels of PBP II.

•

Suspension or Disruptions of Market Trading in the Commodity and Related Futures Markets may Require an Adjustment to the Calculation of PBP II and may Adversely Affect the Value of The Notes. The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the level of PBP II and, therefore, the value of your Notes. Certain of the events set forth above also constitute Note Market Disruption Events under the terms of the Notes. Certain of the events set forth above also constitute Note Market Disruption Events. To the extent any Note Market Disruption Event occurs with respect to one or more Index Contracts and remains in effect on the scheduled Final Valuation Date for the Notes, the final valuation date for the affected Index Contracts will be postponed until the Note Market Disruption Event ceases to be in effect or, if the Note Market Disruption Event remains in effect for five Scheduled Trading Days after the final valuation date, the final level will be determined by the calculation agent as described herein under “Note Market Disruption Event”. In the event the final valuation date is postponed, the final level may be lower than anticipated and possibly less than the initial level, which may adversely affect return on the Notes.

•

You Must Rely on your Own Evaluation of the Merits of an Investment Linked to PBP II and The Commodities Underlying the Index Contracts that Comprise PBP II. In the ordinary course of their businesses, affiliates of Barclays Bank PLC may from time to time express views on expected movements in the level of PBP II, DJ-UBSCISM, the individual PBP II Component Sub-Indices or Index Contracts or the commodities underlying the Index Contracts. These views are sometimes communicated to clients who participate in markets in the Index Contracts or the commodities underlying the Index Contracts. However, these views, depending upon world-wide economic, political and other developments, may vary over differing time horizons and are subject to change. Moreover, other professionals who deal in markets for the Index Contracts or the commodities underlying the Index Contracts may at any time have significantly different views from those of Barclays Bank PLC or its affiliates. In connection with your purchase of the Notes, you should investigate PBP II, the Index Contracts and the commodities underlying the Index Contracts and not rely on views which may be expressed by Barclays Bank PLC or its affiliates in the ordinary course of their businesses with respect to PBP II or any such Index Contract or underlying commodity. You should make such investigation as you deem appropriate as to the merits of an investment linked to PBP II. Neither the offering of the Notes nor any views which may from time to time be expressed by Barclays Bank PLC or its affiliates in the ordinary course of their businesses with respect to PBP II, individual Index Contracts or the commodities underlying the Index Contracts constitutes a recommendation as to the merits of an investment in the Notes.

FWP–7

•

Trading and other Transactions by UBS, Dow Jones, Barclays Bank PLC or their Respective Affiliates in Instruments Linked to DJ-UBSCISM, PBP II or Index Contracts may Create Conflicts of Interest and Impair the Market Value of The Notes. UBS and its affiliates, and Barclays Bank PLC and certain other affiliates of Barclays Bank PLC, actively trade futures contracts and options on futures contracts on the commodities underlying the Index Contracts. UBS and its affiliates, and Barclays Bank PLC and certain other affiliates of Barclays Bank PLC, also actively enter into or trade and market securities, swaps, options, derivatives, and related instruments that are linked to the performance of DJ-UBSCISM and PBP II, the Index Contracts or the commodities underlying PBP II and DJ-UBSCISM. Certain of UBS’s affiliates, and certain affiliates of Barclays Bank PLC, may underwrite or issue securities or financial instruments indexed to PBP II, DJ-UBSCISM, and related indices. Barclays Bank PLC and certain other affiliates of Barclays Bank PLC may license PBP II for publication or for use by unaffiliated third parties. The markets in certain of the Index Contracts may not be traded in significant volumes and may be significantly affected by trading activities, including speculators. These trading and underwriting activities by UBS, Barclays Bank PLC and their respective affiliates could also adversely affect the value of the Index Contracts, the commodities underlying the Index Contracts and the level of PBP II, and therefore could in turn affect the return on and the value of the Notes. For instance, a market maker in a financial instrument linked to the performance of PBP II may expect to hedge some or all of its position in that financial instrument. Purchase (or selling) activity in the Index Contracts or the commodities underlying the Index Contracts in order to hedge the market maker’s position in the financial instrument may affect the market price of the Index Contracts, which in turn may affect the value of PBP II. With respect to any of the activities described above, none of UBS, Dow Jones, Barclays Bank PLC or their respective affiliates has any obligation to take the needs of any buyers, sellers or holders of the Notes into consideration at any time. It is possible that one or more of UBS, Barclays Bank PLC, or their respective affiliates could receive substantial returns from hedging activities while the level of PBP II, DJ-UBSCISM, or PBP II Component Sub-Indices decline. Moreover, Barclays Bank PLC and its affiliates have published and in the future expect to publish research reports with respect to some or all of the physical commodities underlying the Index Contracts and physical commodities generally. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. The research should not be viewed as a recommendation or endorsement of the Notes in any way and investors must make their own independent investigation of the merits of this investment. Any of these activities by Barclays Bank PLC or its affiliates may affect the market price of the Index Contracts and the value of PBP II and, therefore, the market value of the Notes. With respect to any of the activities described above, neither Barclays Bank PLC nor its affiliates has any obligation to take the needs of any buyer, seller or holder of the Notes into consideration at any time.

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If a Note Market Disruption Event Has Occurred or Exists on the Final Valuation Date, the Calculation Agent Can Postpone the Maturity Date or Postpone Redemption Following a Change in Law Redemption Event or Holder Redemption—The final valuation date (or deemed final valuation date in the case of Holder Redemption or a Change in Law Redemption Event) may be postponed and thus the determination of the level of the Index may be postponed if the calculation agent determines that, on the final valuation date (or deemed final valuation date in the case of Holder Redemption or a Change in Law Redemption Event), a Note Market Disruption Event has occurred or is continuing in respect of the PBP II (or successor index, if applicable). If such postponement occurs, the closing levels of the index components unaffected by the note market disruption event shall be determined on the scheduled final valuation date (or deemed final valuation date in the case of Holder Redemption or a Change in Law Redemption Event) and the level of the affected index component shall be determined using the closing level of the affected index component on the first Scheduled Trading Day after that day on which no note market disruption event occurs or is continuing. In no event, however, will the final valuation date be postponed by more than five Scheduled Trading Days. If the final valuation date is postponed until the fifth Scheduled Trading Day following the scheduled final valuation date (or deemed final valuation date in the case of Holder Redemption or a Change in Law Redemption Event), but a note market disruption event occurs or is continuing on such day, that day will nevertheless be the final valuation date, and the calculation agent will make a good faith estimate in its sole discretion of the closing value for the relevant index component that would have prevailed on that fifth Scheduled Trading Day in the absence of the note market disruption event.

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As Index Sponsor, Barclays Capital Inc., a Division of Barclays Bank PLC, Will Have the Authority to Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest.

Barclays Capital Inc., a division of Barclays Bank PLC, is the Index Sponsor. The Index Sponsor is responsible for the composition, calculation and maintenance of the Index. As discussed in “The Index” in this free writing prospectus, the Index Sponsor has the discretion in a number of circumstances to make judgments and take actions in connection with the composition, calculation and maintenance of the Index, and any such judgments or actions may adversely affect the value of the Notes. In addition, the Index or its components could be adversely affected by the promulgation of new laws or regulations or by the reinterpretation of existing laws or regulations (including, without limitation, those relating to taxes and duties on the Index or its constituent indices) by one or more governments, governmental agencies or instrumentalities, courts or other official bodies. Any of these events could adversely affect the Index or its components and, correspondingly, could adversely affect the value of the Notes. The role played by Barclays Capital Inc., as Index Sponsor, and the exercise of the kinds of discretion described above and in “The Index” could present it with significant conflicts of interest in light of the fact that Barclays Bank PLC, of which Barclays Capital Inc. is an affiliate, is the issuer of the Notes. The Index Sponsor has no obligation to take the needs of any buyer, seller or holder of the Notes into consideration at any time.

FWP–8

•

Changes in the Treasury Bill Rate of Interest May Affect the Level of the Index and Your Notes—The performance of the Index for any period reflects the performance of all of the positions in the PBP II Component Sub-Indices included in the Index for that period, plus the Treasury Bill rate of interest that could be earned on funds committed to the trading of contracts on the underlying commodities. Because the level of the Index is linked, in part, to the Treasury Bill rate of interest that could be earned on cash collateral invested in specified Treasury Bills, changes in the Treasury Bill rate of interest may affect the amount payable on your Notes at maturity or upon redemption and, therefore, the market value of your Notes. Assuming the trading prices of the contracts comprising the PBP II Component Sub-Indices remain constant, an increase in the Treasury Bill rate of interest will increase the level of the Index and the value of your Notes and a decrease in the Treasury Bill rate of interest will adversely impact the level of the Index and the value of your Notes.

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There Are Restrictions on the Minimum Number of Notes You May Redeem and on the Dates on Which You May Redeem Them—You must redeem at least 1,000 Notes at one time in order to exercise your right to redeem your Notes prior to maturity. You may only redeem your Notes if we receive a notice of redemption from you by no later than 4:00 p.m. and a confirmation of redemption by no later than 5:00 p.m. on the business day prior to the designated final valuation date. If we do not receive your notice of redemption by 4:00 p.m., or your confirmation of redemption by 5:00 p.m., on the business day prior to the designated final valuation date, your notice will not be effective and we will not redeem your Notes on the applicable Redemption Date. Your notice of redemption and confirmation of redemption will not be effective until we confirm receipt. See “Holder Redemption” for more information.

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Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity. The price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will be reduced by the cost of hedging our obligations through one or more of our affiliates. As such, it is likely to be lower than the principal amount of your Notes, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

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There May Not Be a Trading Market in the Notes and Sales in the Secondary Market May Result in Significant Losses. There may be no secondary market for the Notes. The Notes will not be listed or quoted on any Notes exchange or any electronic communications network, nor will they otherwise be quoted on any quotation system sponsored or administered by a U.S. self-regulatory organization. Barclays Capital or other affiliates and Brokers may engage in limited purchase and resale transactions in the Notes, although they are not required to do so. If they decide to engage in such transactions, they may stop at any time. Secondary market transactions may be expected to be effected at prices that reflect then-current interest rates, the PBP II level, supply and demand, time remaining until maturity, and general market conditions. The foregoing means that secondary market transactions may be effected at prices greater or less than $1,000 per $1,000 Note, and the yield to maturity on a Note purchased in the secondary market may differ from the yield at the time of original issuance. The prices at which Notes may trade in secondary markets may fluctuate more than ordinary, interest-bearing certificates of deposit. If you sell your Notes before maturity, you may have to do so at a substantial discount from the principal amount of your Notes and, as a result, you may suffer substantial losses. You should be willing to hold your Notes to maturity.

•

We have a Non-exclusive Right to use DJ-UBSCISM. Barclays Bank PLC and certain of its affiliates have been granted a non-exclusive right to use DJ-UBSCISM and related service marks and trademarks in connection with the Notes. If we breach our obligations under the license, UBS and Dow Jones will have the right to terminate the license. If UBS and Dow Jones choose to terminate the license agreement, we still have the right to use DJ-UBSCISM and related service marks and trademarks in connection with the Notes until their maturity, provided that we cure the breach within thirty days of the termination of the license. If the breach is not cured, it may become difficult for us to determine your payment at maturity in the Notes. The calculation agent in this case will determine the value of PBP II or the fair market value of the Notes—and thus the amount payable at maturity—in a manner it considers appropriate in its reasonable discretion.

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Description of the Reference Asset

The Index

The Barclays Capital Pure Beta Plus II Total Return (the “PBP II”) is a proprietary commodities index that is designed to reflect the total returns available through the application of the Barclays Capital Pure Beta methodology (the “Pure Beta methodology”) to a basket of underlying physical commodities, which are selected so as to correspond to the commodities then included in the Dow Jones-UBS Commodity Index Total ReturnSM (the “DJ-UBSCISM”). The PBP II is also designed to maintain weighting equivalence with the DJ-UBSCISM at the beginning of each month, as described further below under “Barclays Capital Pure Beta Plus II Total Return—Weightings”. As described further below, the PBP II reflects the monthly total returns of its constituent commodities, while the Pure Beta methodology attempts to mitigate the effect of distortions in the commodities markets on such returns.

PBP II is comprised of a monthly resetting basket of single commodity total return sub-indices (each, a “PBP II Component Sub-Index”). The individual commodities underlying each PBP II Component Sub-Index are represented by an exchange-traded futures contract (an “Index Contract”) for that commodity. As described further in “—The Commodities Futures Markets” below, futures contracts are, by their terms, subject to expiration and investors seeking to maintain exposure to such future contracts are required to close out their position in the expiring futures contract and establish a new position in a futures contract with a later expiry date, a process referred to as “rolling”. Traditional commodity indices generally roll into the “next nearby” futures contracts (or the contract closest to expiration that satisfies the index’s rolling criteria). As a result, the next nearby futures contracts may be subject to extensive market speculation, which may affect the prices of such futures contracts. In addition, supply disruptions in the market for the given commodity may affect the price of the next nearby contract for that commodity more significantly than future months.

The Pure Beta methodology attempts to mitigate the potential effect of these investment flow and supply disruption distortions by allowing the PBP II to roll into one of a series of futures contracts with more distant expirations that could be less affected by negative roll yield, chosen using certain rules-based allocation criteria. In particular, for each commodity in the PBP II, an algorithm determines the particular futures contract in which to invest each quarter. This algorithm selects the Index Contract for each commodity based on the contract month whose price most closely correlates to the average price for that commodity across all contract months in the 0- to 12-month measurement period, weighted by the total dollar amount (or “open interest”) invested in each month’s contract (and subject to certain minimum liquidity criteria). For further information on the process by which the PBP II selects the Index Contracts in which to invest, see “—Barclays Capital Pure Beta Plus II Total Return—Quarterly Re-allocation to Forward Allocations under the Pure Beta Methodology” below.

In addition, the rolling process described above generates “roll yield”. When contracts with more distant expiration dates are priced higher than contracts with earlier expiration dates, the commodity markets are in “contango” and rolling the futures contract will result in a loss that is referred to as a “negative roll yield”. When the opposite is true, the commodity markets are in “backwardation” and rolling the futures contract will result in a gain that is referred to as “positive roll yield”. Because the PBP II may roll into more distant contract expirations it offers the potential to reduce negative roll yield.

Like other total return commodity indices, the PBP II reflects the total returns available as a result of changes in the prices of the underlying Index Contracts, any roll yield generated and the interest return on a hypothetical fully collateralized investment in the underlying Index Contracts. For further information on the Pure Beta methodology and calculation of the PBP II, see “—Barclays Capital Pure Beta Plus II Total Return” below.

Finally, the PBP II is designed to maintain weighting equivalence with the DJ-UBSCISM at the beginning of each month. Accordingly, at the open of the first PBP II Business Day (as defined below) of each month, the weighting of each of the PBP II Component Sub-Indices is reset to match the weighting of the corresponding Index Contract in the DJ-UBSCISM as of the close of the last PBP II Business Day of the preceding month. The monthly resetting procedure is described further under “Barclays Capital Pure Beta Plus II Total Return—PBP II Return Calculations” and “—Weightings” below.

PBP II was launched on February 29, 2008, with an initial level for the PBP II set to 100 as of February 29, 2008. The nineteen commodities currently represented by Index Contracts in the PBP II and DJ-UBSCISM are: aluminum, coffee, high grade copper, corn, cotton, crude oil, gold, heating oil, lean hogs, live cattle, natural gas, nickel, silver, soybean oil, soybeans, sugar, unleaded gasoline, wheat and zinc. DJ-UBSCISM, and therefore the PBP II, contains six major commodity groups, namely energy, precious metals, industrial metals, livestock, grains and softs.

The Commodity Futures Markets

Futures contracts on physical commodities and commodity indices are traded on regulated futures exchanges, and physical commodities and other derivatives on physical commodities and commodity indices are traded in the over-the-counter market and on various types of physical and electronic trading facilities and markets. At present, all of the contracts reflected in PBP II are exchange-traded futures contracts. An exchange-traded futures contract provides for the purchase and sale of a specified type and quantity of a

FWP–10

commodity or financial instrument during a stated delivery month for a fixed price. A futures contract on an index of commodities provides for the payment and receipt of cash based on the level of the index at settlement or liquidation of the contract. A futures contract provides for a specified settlement month in which the cash settlement is made or in which the commodity or financial instrument is to be delivered by the seller (whose position is therefore described as “short”) and acquired by the purchaser (whose position is therefore described as “long”).

There is no purchase price paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents must be deposited with the broker as “initial margin”. This amount varies based on the requirements imposed by the exchange clearing houses, but may be lower than 5% of the notional value of the contract. This margin deposit provides collateral for the obligations of the parties to the futures contract.

By depositing margin, which may vary in form depending on the exchange, with the clearing house or broker involved, a market participant may be able to earn interest on its margin funds, thereby increasing the total return that it may realize from an investment in futures contracts. The market participant normally makes to, and receives from, the broker subsequent daily payments as the price of the futures contract fluctuates. These payments are called “variation margin” and are made as the existing positions in the futures contract become more or less valuable, a process known as “marking to the market”. Futures contracts are traded on organized exchanges, known as “designated contract markets” in the United States. At any time prior to the expiration of a futures contract, subject to the availability of a liquid secondary market, a trader may elect to close out its position by taking an opposite position on the exchange on which the trader obtained the position. This operates to terminate the position and fix the trader’s profit or loss.

Futures contracts are cleared through the facilities of a centralized clearing house and a brokerage firm, referred to as a “futures commission merchant”, which is a member of the clearing house. The clearing house guarantees the performance of each clearing member that is a party to a futures contract by, in effect, taking the opposite side of the transaction. Clearing houses do not guarantee the performance by clearing members of their obligations to their customers.

Unlike equity securities, futures contracts, by their terms, have stated expirations and, at a specified point in time prior to expiration, trading in a futures contract for the current delivery month will cease. As a result, a market participant wishing to maintain its exposure to a futures contract on a particular commodity must close out its position in the expiring contract and establish a new position in a contract with a later-dated delivery month, a process referred to as “rolling”. For example, a market participant with a long position in November crude oil futures that wishes to maintain a position in the nearest delivery month will, as the November contract nears expiration, sell November futures, which serves to close out the existing long position, and buy December futures. This will “roll” the November position into a December position, and, when the November contract expires, the market participant will still have a long position in the nearest delivery month.

Roll yield is generated during the roll process from the difference in price between the near-term and longer-dated futures contracts. When longer-dated contracts are priced lower than the nearer contract and spot prices, the market is in “backwardation”, and positive roll yield is generated when higher-priced near-term futures contracts are “sold” to “buy” lower priced longer-dated contracts. When the opposite is true and longer-dated contracts are priced higher, the market is in “contango”, and negative roll yields result from the “sale” of lower priced near-term futures contracts to “buy” higher priced longer-dated contracts. Traditionally, commodity indices roll into the futures contract expiring in the nearest delivery month, (or the contract closest to expiration which satisfies that index’s rolling criteria). However, as described further under “Barclays Capital Pure Beta Plus II” below, the PBP Component Sub-Indices may roll into any of a series of longer-dated futures contracts.

Futures exchanges and clearing houses in the United States are subject to regulation by the Commodities Futures Trading Commission. Exchanges may adopt rules and take other actions that affect trading, including imposing speculative position limits, maximum price fluctuations and trading halts and suspensions and requiring liquidation of contracts in certain circumstances. Futures markets outside the United States are generally subject to regulation by comparable regulatory authorities. The structure and nature of trading on non-U.S. exchanges, however, may differ from this description.

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DJ-UBSCISM

PBP II is designed to provide exposure to the same commodities that are included in DJ-UBSCISM and therefore, composition of the physical commodities underlying PBP II replicates the composition of DJ-UBSCISM. DJ-UBSCISM is a proprietary index, launched on July 14, 1998, that is designed to be a benchmark for commodities as an asset class. It is composed of futures contracts on physical commodities and is intended to reflect the returns that are potentially available through an unleveraged investment in those contracts.

As described below, DJ-UBSCISM currently includes 19 commodities, out of 23 commodities eligible for inclusion. In any subsequent year, DJ-UBSCISM may include eligible commodities not included for 2009, or may remove commodities that were included in 2009 or previous years, which decision generally would be implemented as part of the DJ-UBSCISM’s January rebalancing process. To the degree any commodity is added to or removed from DJ-UBSCISM, it will likewise be added to or removed from PBP II, as described in “—Weightings” below. The commodities underlying each PBP II Component Sub-Index are selected so as to correspond to the commodities included in DJ-UBSCISM. Additionally, the relative weights of each PBP II Component Sub-Index are reset on a monthly basis to match the then prevailing weights of the commodities included in DJ-UBSCISM. For more information on the selection of the commodities underlying PBP II and the monthly reset feature, see “—Barclays Capital Pure Beta Plus II Total Return” below. The methodology by which the composition and weightings of the commodities underlying DJ-UBSCISM are determined is described below.

Oversight of DJ-UBSCISM

Dow Jones and UBS use a two-tier structure, comprised of a Supervisory Committee and an Advisory Committee, to oversee DJ-UBSCISM. The purpose of the two-tier structure is to gain broad input into the decision-making process in respect of DJ-UBSCI SM, while also providing a mechanism for rapid reaction in the event of any market disruptions or extraordinary changes in market conditions that may affect DJ-UBSCISM.

The Supervisory Committee is comprised of three members, two of whom are appointed by UBS and one of whom is appointed by Dow Jones. The Supervisory Committee makes all final decisions relating to DJ-UBSCISM, given any advice and recommendations from the Advisory Committee. The Advisory Committee consists of six to twelve members drawn from the financial and academic communities.

Both the Supervisory Committee and the Advisory Committee meet annually in July or August to consider any changes to be made to DJ-UBSCISM for the coming year. These committees may also meet at other times as may be necessary for purposes of their respective responsibilities in connection with the oversight of DJ-UBSCISM.

Information concerning DJ-UBSCISM, including composition, may be obtained at the Dow Jones web site (www.djindexes.com). Information contained in the Dow Jones web site is not incorporated by reference herein and should not be considered a part hereof.

Composition of DJ-UBSCISM

Commodities Available for Inclusion in DJ-UBSCISM

A number of commodities have been selected that are believed to be sufficiently significant to the world economy to merit consideration for inclusion in DJ-UBSCISM and which are the subject of a qualifying related futures contract. The 23 potential commodities currently considered for inclusion in DJ-UBSCISM are aluminum, cocoa, coffee, copper, corn, cotton, crude oil, gold, heating oil, lead, live cattle, lean hogs, natural gas, nickel, platinum, silver, soybeans, soybean oil, sugar, tin, unleaded gasoline, wheat and zinc.

Designated Contracts for Each Commodity

A futures contract known as a designated contract is selected for each commodity. With the exception of several metals contracts (aluminum, lead, tin, nickel and zinc) that trade on the London Metal Exchange (“LME”), each of the potential commodities is the subject of a futures contract that trades on a U.S. exchange. Where the Supervisory Committee believes that there exists more than one futures contract with sufficient liquidity to be chosen as the designated contract for a particular commodity, the Supervisory Committee selects the futures contract traded in North America and denominated in dollars (except in the case of the commodities for which LME contracts have been selected). If more than one such contract exists, the Supervisory Committee selects the most actively traded contract. Data concerning this designated contract will be used to calculate DJ-UBSCISM. The termination or replacement of a futures contract on an established exchange occurs infrequently; if a designated contract were to be terminated or replaced, a comparable futures contract would be selected, if available, to replace that designated contract.

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Determination of Composition and Weightings of the Commodity Index

The composition and weighting of DJ-UBSCISM is determined by UBS, under the supervision of the Supervisory Committee, each year.

In determining which commodities will be included in DJ-UBSCISM and their relative weightings for a given year, UBS looks to both liquidity and U.S. dollar-adjusted production data in 2/3 and 1/3 shares, respectively. For each of the 23 commodities designated for potential inclusion in DJ-UBSCISM , liquidity is measured by the Commodity Liquidity Percentage (“CLP”) and production by the Commodity Production Percentage (“CPP”). The CLP for each commodity is determined by taking a five-year average of the product of trading volume and the historic dollar value of the designated contract for that commodity, and dividing the result by the sum of such products for all commodities which were designated for potential inclusion in DJ-UBSCISM. The CPP is determined for each commodity by taking a five-year average of annual world production figures, adjusted by the historic dollar value of the designated contract, and dividing the result by the sum of such production figures for all the commodities which were designated for potential inclusion in DJ-UBSCISM. The CLP and the CPP are then combined (using a ratio of 2:1) to establish the Commodity Index Percentage (“CIP”) for each commodity. This CIP is then adjusted in accordance with certain diversification rules in order to determine the commodities which will be included in DJ-UBSCISM and their respective percentage weights.

To ensure that no single commodity or commodity sector dominates DJ-UBSCISM, the following diversification rules are applied to the annual reweighting of the DJ-UBSCISM as of January of each year:

•

No related group of commodities designated as a Commodity Group may constitute more than 33% of DJ-UBSCISM. The Commodity Groups are energy, precious metals, industrial metals, livestock, grains, and softs ;

•	No single commodity may constitute (based on target weight) more than 15% of DJ-UBSCISM;

•	No single commodity, together with its derivatives (e.g., crude oil, together with heating oil and unleaded gasoline), may constitute (based on target weight) more than 25% of DJ-UBSCISM; and

•	No single commodity that is in DJ-UBSCISM may constitute (based on target weight) less than 2% of DJ-UBSCISM.

Following application of the diversification rules discussed above, CIPs are incorporated into DJ-UBSCISM by calculating the new unit weights for each Index Contract. Near the beginning of each new calendar year (the “CIM Determination Date”), the CIPs, along with the settlement prices on that date for Index Contracts included in DJ-UBSCISM, are used to determine a Commodity Index Multiplier (“CIM”) for each commodity in DJ-UBSCISM. This CIM is used to achieve the percentage weightings of the commodities, in dollar terms, indicated by their respective CIPs. After the CIMs are calculated, they remain fixed throughout the year. As a result, the observed price percentage of each commodity will float throughout the year, until the CIMs are reset the following year based on new CIPs. The following table provides the CIM for each commodity included in DJ-UBSCISM.

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Commodity [1]	2009 Multiplier
Natural Gas	52.957386400
Crude Oil	7.592336320
Unleaded Gasoline	86.611391080
Heating Oil	61.493914290
Live Cattle	130.707755740
Lean Hogs	98.757229960
Wheat	20.461483020
Corn	35.938858790
Soybeans	20.082708710
Aluminum	0.115420380
High Grade Copper	126.467801040
Zinc	0.063917040
Nickel	0.006139090
Gold	0.244395540
Silver	6.811632160
Sugar	653.655142790
Cotton	119.454917530
Coffee	68.100845940
Soybean Oil	208.46475461

1.	For the Index Contract representing each commodity, see “—Contract Selection—Index Contracts for Each Commodity” below.

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DJ-UBSCISM Commodity Groups

For purposes of applying the diversification rules discussed above, the commodities available for inclusion in DJ-UBSCI SM are assigned to Commodity Groups. The Commodity Groups, and the commodities currently included in each Commodity Group for 2009, are as follows:

Commodity Group	Commodities
Energy	Crude Oil Heating Oil Natural Gas Unleaded Gasoline

Precious Metals	Gold Silver

Industrial Metals	Aluminum Copper Nickel Zinc
Livestock	Lean Hogs Live Cattle

Grains	Corn Soybeans Soybean Oil Wheat

Softs	Coffee Cotton Sugar

The relative percentage breakdown for the Commodity Groups, as of January 2009, is as follows:

Energy	32.9999990%
Precious Metals	10.7540490%
Industrial Metals	20.3308610%
Livestock	6.6842230%
Grains	20.9999230%
Softs	8.2309450%

Annual Recomposition and Reweighting of DJ-UBSCISM

The composition of and weightings for DJ-UBSCISM are determined for each year in July or August of the previous year. The determinations are made by UBS under the Supervision of the Supervisory Committee, reviewed at the annual meeting of the Supervisory and Advisory Committees and announced following approval by the Supervisory Committee. The new composition and weightings are then implemented the following January. After the annual reweighting and rebalancing of DJ-UBSCISM, the daily relative weighting of each commodity in DJ-UBSCISM will fluctuate depending on the relative performance of the Index Contracts. Index Contracts with higher returns will become more heavily weighted in DJ-UBSCISM and Index Contracts with lower returns will become less heavily weighted in DJ-UBSCISM.

The daily weightings for the Index Contracts in DJ-UBSCISM are published at www.djindexes.com. The issuer is not incorporating by reference herein the website or any material included in the website.

2009 Designated Contracts and Target Weightings

The composition of DJ-UBSCISM for 2009 was approved by the Oversight Committee at a meeting held in August 2008.

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The 19 commodities included in DJ-UBSCISM for 2009 are: aluminum, coffee, copper, corn, cotton, crude oil, gold, heating oil, lean hogs, live cattle, natural gas, nickel, silver, soybeans, soybean oil, sugar, unleaded gasoline, wheat and zinc. The designated contracts for those commodities, and their target weights, are as follows:

2009 Commodity Index Breakdown by Commodity

Commodity	Designated Contract	Exchange	Units	Quote	Target Weighting (%)
Aluminum	High Grade Primary Aluminum	LME	25 metric tons	USD/metric ton	7.00%
Coffee	Coffee “C”	ICE[1]	37,500 lbs	U.S. cents/pound	2.97%
Copper	Copper*	COMEX[2]	25,000 lbs	U.S. cents/pound	7.31%
Corn	Corn	CME Group[3]	5,000 bushels	U.S. cents/bushel	5.72%
Cotton	Cotton	ICE	50,000 lbs	U.S. cents/pound	2.27%
Crude Oil	Light, Sweet Crude Oil	NYMEX[4]	1,000 barrels	USD/barrel	13.75%
Gold	Gold	COMEX	100 troy oz.	USD/troy oz.	7.86%
Heating Oil	Heating Oil	NYMEX	42,000 gallons	U.S. cents/gallon	3.65%
Live Cattle	Live Cattle	CME Group	40,000 lbs	U.S. cents/pound	4.29%
Lean Hogs	Lean Hogs	CME Group	40,000 lbs	U.S. cents/pound	2.40%
Natural Gas	Henry Hub Natural Gas	NYMEX	Gas 10,000 mmbtu	USD/mmbtu	11.89%
Nickel	Primary Nickel	LME	6 metric tons	USD/metric ton	2.88%
Silver	Silver	COMEX	5,000 troy oz.	U.S. cents/troy oz.	2.89%
Soybeans	Soybeans	CME Group	5,000 bushels	U.S. cents/bushel	7.60%
Soybean Oil	Soybean Oil	CME Group	60,000 lbs	U.S. cents/pound	2.88%
Sugar	World Sugar No. 11	ICE	112,000 lbs	U.S. cents/pound	2.99%
Unleaded Gasoline	Reformulated Gasoline Blendstock for Oxygen Blending	NYMEX	42,000 gal	U.S. cents/gallon	3.71%
Wheat	Wheat	CME Group	5,000 bushels	U.S. cents/bushel	4.80%
Zinc	Special High Grade Zinc	LME	25 metric tons	USD/metric ton	3.14%

*

DJ-UBSCISM uses the High Grade Copper contract traded on the COMEX division of the New York Mercantile Exchange for copper contract prices and LME volume data in determining the weighting of DJ-UBSCISM.

1	The Intercontinental Exchange (“ICE”). The New York Cotton Exchange is a division of the New York Board of Trade (NYBOT). Effective January 12, 2007, the New York Board of Trade (NYBOT) was merged with and into, and is now a wholly-owned subsidiary of, the ICE.
2	The New York Commodities Exchange (“COMEX”) located in New York City. COMEX is a division of NYMEX.
3	Effective July 12, 2007, CBOT Holdings, Inc. was merged with and into Chicago Mercantile Exchange Holdings Inc. Immediately following the merger, the name of the company was changed from “Chicago Mercantile Exchange Holdings Inc.” to “CME Group Inc.” The CME Group will continue as the unified parent of both the CME and the CBOT, though the CME Group has stated that the CME and the CBOT will continue to have separate rulebooks. As of the completion of the merger there were no changes in CME and CBOT market rules and regulations.
4	The New York Mercantile Exchange (“NYMEX”) located in New York City. On August 22, 2008, the CME Group completed its acquisition of NYMEX Holdings Inc.

Barclays Capital Pure Beta Plus II Total Return

The following is a description of the PBP II, including, without limitation, its make-up, method of calculation and changes in its components. The information in this description reflects the policies of, and is subject to change by, the Index Sponsor. You, as an investor in the Notes, should make your own investigation into the PBP II and the Index Sponsor has no obligation to consider your interests as a holder of the Notes. The Index Sponsor has no obligation to continue to publish the PBP II, and may discontinue publication of the PBP II at any time in its sole discretion.

PBP II is designed to give investors exposure to the physical commodities underlying DJ-UBSCISM, while mitigating the effects of distortions in the commodity markets on the prices and returns of those commodities. PBP II is comprised of a basket of PBP II Component Sub-Indices, and the Index Contract underlying each such PBP II Component Sub-Index is selected to correspond to a commodity then included in the Dow Jones-UBS Commodity Index Total ReturnSM. At the beginning of each month, the weightings of each PBP II Component Sub-Index is reset to correspond to the weightings of the corresponding commodity in DJ-UBSCISM as of the close of the last PBP II Business Day of the preceding month, as described under “—Weightings” below. During the month, the weightings of each PBP II Component Sub-Index will fluctuate as a result of changes in the prices of the underlying Index Contracts. Additionally, while futures contracts included in DJ-UBSCISM always roll into the contract with the nearest expiration date that satisfies DJ-UBSCISM’s rolling criteria, the Index Contracts underlying each PBP II Component Sub-Index may roll into one of a series of futures contracts with later-dated expirations, as described under “—Quarterly Re-allocation to Forward Allocations under the Pure Beta Methodology” below. Each PBP II Component Sub-Index is calculated to reflect the total returns available as a result of spot price movements in the relevant Index Contract, the roll yield associated with that Index Contract and the interest return on a hypothetical fully collateralized investment in the underlying Index Contracts. For a discussion of the calculation of total returns, including the impact of roll yields, see “—PBP II Component Sub-Index Return Calculations”.

FWP–16

Each of the PBP II, each PBP II Component Sub-Index and any variation of the PBP II or its sub-indices, is a proprietary index that Barclays Capital developed, owns and calculates. The methodology for calculating the PBP II is subject to modification by Barclays Capital from time to time. Initial closing levels for the PBP II and each of the PBP II Component Sub-Indices are published once between 4:00 p.m. and 6:00 p.m. (New York City time) on each PBP II Business Day. When final closing prices are published for each Index Contract on their respective exchanges, the closing levels for the PBP II and each of the PBP II Component Sub-Indices will be finalized. Closing levels on each PBP II Business Day for (x) the PBP II are available on Bloomberg page “LPP2TR (Total Return)” and Barclays Capital Live (https://live.barcap.com/); and (y) the PBP II Component Sub-Indices are available on Bloomberg and Barclays Capital Live (https://live.barcap.com/).

For purposes of calculating the PBP II, a “PBP II Business Day” will follow the New York Mercantile Exchange (NYMEX) holiday calendar and the PBP II and the PBP II Component Sub-Indices will only be published on days when the NYMEX is open for trading (including half days). On those days when any other exchange on which an Index Contract is traded (LME, COMEX, CME Group, and ICE) is closed and the NYMEX is open, Barclays Bank PLC will use data for the affected Index Contract from the previous available business day on which such exchange was open for trading. On days when the NYMEX is closed and other exchanges are open, returns will be reflected on the next day when the NYMEX is open. If there is a NYMEX holiday before or during a roll period, the scheduled roll will be pushed forward to the next PBP II Business Day.

PBP II Return Calculations

The initial level of the PBP II was set to 100 as of February 29, 2008. At the open of the first PBP II Business Day of each calendar month (each such day, a “PBP II Reset Date”), the level of the PBP II (the “PBP II Level”) is reset to the PBP II Level at the close of the last PBP II Business Day of the immediately preceding month (each such, a “PBP II Reset Level”). The PBP II Reset Level on each PBP II Reset Date is used as the starting point to calculate the PBP II Level on each PBP II Business Day in the month following that PBP II Reset Date.

The methodologies for, and calculation of the return for, each PBP II Component Sub-Index are described under “—PBP II Component Sub-Index Return Calculations” below.

The PBP II Level on any PBP II Business Day in the month following a PBP II Reset Date reflects the product of the PBP II Level on the immediately preceding PBP II Reset Date times the month-to-date return on the PBP II as of that PBP II Business Day, calculated as follows:

PBP II Level (D) = PBP II Reset Level (RD) × (1 + PBP II MTD Total Return (D) )

Where:

PBP II Level(D) is the PBP II Level on the current PBP II Business Day;

PBP II Reset Level (RD) is the PBP II Reset Level determined for the immediately preceding PBP II Reset Date; and

PBP II MTD Total Return (D) is the month-to-date total return of the PBP II as of the current PBP II Business Day (calculated as described below).

The month-to-date total return on the PBP II (“PBP II MTD Total Return”) as of any PBP II Business Day reflects the percentage increase or decrease in the weighted sum of the returns on each PBP II Component Sub-Index as of that PBP II Business Day, relative to the level of each such PBP II Component Sub-Index on the immediately preceding PBP II Reset Date, calculated as follows:

Where:

PBP II MTD Total Return (D) is the month-to-date return of the PBP II as of the current PBP II Business Day;

W (i) is the monthly weight of each PBP II Component Sub-Index on the immediately preceding PBP II Reset Date, which monthly weight equals the weight of the Index Contract that underlies that PBP II Component Sub-Index within DJ-UBSCISM at the end of the day immediately preceding that PBP II Reset Date;

C (D) is the closing level of the respective PBP II Component Sub-Index on the current PBP II Business Day; and

C (RD) is the level of the respective PBP II Component Sub-Index for the immediately preceding PBP II Reset Date, which level equals the closing level of that PBP II Component Sub-Index on the PBP II Business Day immediately preceding the PBP II Reset Date.

FWP–17

Through the monthly reset feature described above, the PBP II Level effectively reflects the aggregate return on a series of hypothetical one-month long positions in the PBP II. The monthly reset feature itself is equivalent to liquidating the hypothetical long position in the PBP II at the open of each PBP II Reset Date (thereby “realizing” any gains and losses), and entering into new hypothetical long positions in the PBP II Component Sub-Indices at the opening levels for the PBP II Component Sub-Indices on that PBP II Reset Date. In addition, because the weighting for each PBP II Component Sub-Index on each PBP II Reset Date will be set to equal the weight of the corresponding Index Contract within DJ-UBSCISM, as described more fully under “—Weightings” below, the monthly reset feature also effectively allows the PBP II to invest in DJ-UBSCISM commodities at the start of each month, but calculate the returns on those commodities using the Pure Beta methodology.

Note that, as described in “—Re-allocation Roll Mechanics” below, the PBP II Reset Dates in each of January, April, July and October occur during the re-allocation roll process (which takes place during the ten PBP II Business Days following the 23 rd of each of those months). As a result, the new weightings for the PBP II applied on those PBP II Reset Dates will be applied to the combined performance of the Index Contract being rolled into and the Index Contract being rolled out of, at the percentage applicable to the PBP II Business Day in the roll process corresponding to the PBP II Reset Date.

The following table illustrates the calculation for a hypothetical PBP II Level over a hypothetical six-month period, assuming a starting PBP II Level of 100 at the beginning of Month 1 and using purely hypothetical examples for the PBP II MTD Total Return values. The PBP II MTD Total Return values were chosen arbitrarily to illustrate the return mechanics and should not be taken as indicative of the future performance of the PBP II. Numbers in the example have been rounded for ease of analysis.

Hypothetical Period	PBP II Reset Level (start of calendar month) [1]	PBP II MTD Total Return (end of calendar month) [2]	PBP II Level (end of calendar month) [3]
Month 1	100.00	4.30%	104.30
Month 2	104.30	1.80%	106.18
Month 3	106.18	–1.30%	104.80
Month 4	104.80	5.60%	110.67
Month 5	110.67	4.25%	115.37
Month 6	115.37	–3.37%	111.48

6–Month PBP II Return:			11.48% [4]

1	The PBP II Reset Date for any monthly calculation period is the first PBP II Business Day of the relevant calendar month, and the PBP II Reset Level for that PBP II Reset Date is equal to the PBP II Level at the close of the last PBP II Business Day of the immediately preceding month (i.e., the PBP II Business Day immediately preceding that PBP II Reset Date).
2	For any month, the PBP II Level from which the PBP II MTD Total Return is calculated is equal to the PBP II Reset Level on the preceding PBP II Reset Date. The PBP II MTD Total Return on the last PBP II Business Day of each calendar month equals the percentage increase or decrease in the weighted sum of the returns on each PBP II Component Sub-Index as of the close of that PBP II Business Day, relative to the level of each such PBP II Component Sub-Index on the immediately preceding PBP II Reset Date.
3.	The PBP II Level on the last PBP II Business Day of any calendar month reflects the product of the PBP II Reset Level on the immediately preceding PBP II Reset Date times the sum of 1 and the PBP II MTD Total Return as of the close of that PBP II Business Day.
4	Calculated as the PBP II Level at the end of Month 6 (111.48) minus the PBP II Level at the start of Month 1 (100), divided by the PBP II Level at the start of Month 1 (100), expressed as a percentage.

For example, in Month 4, the starting PBP II Level was 104.80 (the PBP II Reset Level for Month 4, determined on the last PBP II Business Day of Month 3). As of the open of the PBP II Reset Date at the beginning of Month 5 (the first PBP II Business Day of Month 5), the PBP II MTD Total Return for Month 4 reflected an appreciation of 5.60%, resulting in an increase in the PBP II Level from 104.80 to 110.67 as of the PBP II Reset Date for Month 5, calculated as follows:

PBP II Reset Level (Start of Month 5)     =     PBP II Reset Level (Start of Month 4) x (1 + PBP II MTD Total Return (End of Month 4))

=         104.80 x [1 + 0.056]

=         104.80 x (1.056)

=         110.67

FWP–18

Thus, the PBP II Level on the last PBP II Business Day of Month 4, 110.67, would then be the PBP II Reset Level for Month 5, as well as the PBP II Level from which the PBP II MTD Total Return for Month 5 is calculated.

PBP II Component Sub-Index Return Calculations

Types and Sources of PBP II Component Sub-Index Returns from Long Futures Positions

A long position in an Index Contract generates returns from a change in the spot price of the commodity and roll yield (as described below). As each of the PBP II Component Sub-Indices are “total return” indices, the returns on any PBP II Component Sub-Index reflect both:

•	Spot return – the returns associated with the percentage of the underlying Index Contract used to price the applicable PBP II Component Sub-Index before any contract rolling has occurred; and

•	Excess return– the combined returns associated with the change in price of the underlying Index Contract together with the “roll yields” for such Index Contract; and

•	Total return – the excess return plus an interest return on a hypothetical fully collateralized investment in the underlying Index Contract.

The Index Sponsor will calculate total returns on each PBP II Component Sub-Index on a daily basis. For a description of the process for the rolling of the Index Contracts, see “—Index Contract Roll Mechanics” below.

Spot Returns

Spot returns reflect changes in commodity spot prices. If a PBP II Component Sub-Index is long on wheat and the spot price of wheat appreciates then a positive return will accrue. Thus, on any PBP II Business Day in a month other than a day during a roll period for the applicable Index Contract, or in a month in which no roll is scheduled to occur for that Index Contract, the level of such PBP II Component Sub-Index will reflect the increase or decrease in the price of the then-active Index Contract relative to the previous day’s closing price for that active Index Contract.

Excess Returns

The “excess returns” of each PBP II Component Sub-Index are the combined return of spot price movements and “roll yield” associated with the rolling of the applicable Index Contract, as discussed in “—Index Contract Roll Mechanics” below. The roll yield generated depends on the pricing of longer-dated futures contracts relative to nearby futures and spot commodity prices. When longer-dated contracts are priced lower than the nearer contract and spot prices, the market is in backwardation. When the opposite is true and longer contracts are priced higher, the market is in contango. Positive roll yield is generated in backwardated markets when higher priced spot or near-term futures contracts are “sold” to “buy” lower priced longer-dated contracts. Negative roll yield occurs in contangoed markets when lower priced spot or near-term futures contracts are “sold” to “buy” higher priced longer-dated contracts. Accordingly, when the market for an Index Contract is in backwardation, the roll yield for a month in which that Index Contract is rolled will be positive and therefore serve to increase the level of the applicable PBP II Component Sub-Index relative to what it would have been based solely on the spot price movements in the Index Contract. Conversely, when the market for an Index Contract is in contango, the roll yield for a month in which that Index Contract is rolled will be negative and therefore will decrease the level of the applicable PBP II Component Sub-Index.

Total Returns

The third source of return from a long futures position comes from collateral posted as margin. A fully collateralized futures position posts the full investment as margin, which is then invested in money market or other similar cash instruments that generate a return. For the PBPII, total returns are calculated by adding a Treasury Bill return (compounded daily) to the excess returns described above to represent the total return earned by a fully collateralized futures position.

Daily Treasury Bill returns are compounded from the previous PBP II Business Day. If the current PBP II Business Day is more than one calendar day from the previous PBPII Business Day, the Treasury Bill return will be calculated and compounded for those additional days. For each calendar day during the Index calculation period, collateral will earn a daily Treasury Bill return as specified below. If there is more than one calendar day in the calculation period this return will be compounded for the number of days in the period.

FWP–19

Where: HR t–1 = for any PBPII Business Day, the 91-day auction high rate for U.S. Treasury Bills announced by the U.S. Department of the Treasury and reported under the heading “High Rate” on Reuters page USAUCTION10, or any successor page, on the most recent of the weekly auction dates prior to such PBPII Business Day. The high rate is generally available on Monday afternoons (if not a holiday), and as a result the high rate for each week will generally first be used in that weeks’s return calculations beginning on Tuesday.

PBP II Contract Calendar

The PBP II Contract Calendar specifies which Index Contracts (by settlement month) are used to calculate returns for each PBP II Component Sub-Index for each monthly reporting period. For each calendar month, the PBP II Contract Calendar indicates a prompt contract and, if a given Index Contract is scheduled to be rolled during the month, the prompt + 1 contract. If a roll is not scheduled, then only the prompt contract is listed. Contracts are selected to ensure there is sufficient market liquidity in each commodity when calculating returns. Monthly contracts for a given commodity that are less liquid and have significantly lower trading volumes relative to other settlement months will be excluded from the PBP II Contract Calendar, and will not be rolled into or included in commodity price calculations.

Pure Beta Index Description (see below) shows the PBP II Contract Calendar in effect for 2009, indicating the prompt contracts and, where applicable, the prompt + 1 contracts, for each Index Contract in each calendar month. If the PBP II Contract Calendar changes in any succeeding year (including for the addition or removal of any commodities as discussed herein), the revised PBP II Contract Calendar will be published on Barclays Capital Live.

Quarterly Re-allocation to Forward Allocations under the Pure Beta Methodology

As described above, while the PBP II Component Sub-Indices represent the same underlying Index Contracts and commodities included in DJ-UBSCISM from time to time, and are re-balanced monthly to correspond to the then-current weights of those Index Contracts in DJ-UBSCISM, the total returns on the PBP II Component Sub-Indices are calculated in accordance with the Pure Beta methodology, under which the commodities underlying the PBP II Component Sub-Indices may be rolled forward into more distant contract expirations using the allocation rules described below.

Under the Pure Beta methodology, each PBP II Component Sub-Index re-allocates on a quarterly basis to one of twelve series of forward contracts in the standard PBP II Contract Calendar of successive one-month increments, or “Forward Allocations”. The next Forward Allocation for the applicable commodity is selected quarterly on the 23rd of each January, April, July and October (or if the 23rd is not a PBP II Business Day, the next PBP II Business Day) (each such day a “Re-allocation Date”), and the selection is based on the correlations between the daily Forward Allocation Returns for each of the then-active contracts in the twelve Forward Allocations for that commodity, and the daily Effective Spot Price Returns for that commodity, each as described below, in the quarterly period ending on the PBP II Business Day preceding the Re-allocation Date.

Forward Allocations

Each Forward Allocation represents a series of forward contracts in the standard PBP II Contract Calendar of successive one-month increments up to a limit of 12 months (with Forward Allocation 1 being the series starting with the then-active forward contract in the standard PBP II Contract Calendar). For a description of the PBP II Contract Calendar, see “PBP II Component Sub-Index Return Calculations—PBP II Contract Calendar” above.

For instance, below is the standard roll schedule for Natural Gas under the PBP II Contract Calendar (represented by the Henry Hub natural gas contract traded on NYMEX under ticker symbol “NG”):

	Jan(F)	Feb(G)	Mar(H)	Apr(J)	May(K)	Jun(M)	Jul(N)	Aug(Q)	Sep(U)	Oct(V)	Nov(X)	Dec(Z)
NG PBP II Roll Schedule	G/H	H/J	J/K	K/M	M/N	N/Q	Q/U	U/V	V/X	X/Z	Z/F	F/G

Based on the standard PBP II Contract Calendar for natural gas above, the following table indicates each of Forward Allocations 1 through 12 of the NG contract, illustrating how each of the Forward Allocations is a shifting series of forward contracts in the regular PBP II Contract Calendar of successive one-month increments. Note that, under the general PBP II Contract Calendar, contracts are rolled on a monthly basis (when applicable) on the first ten PBP II Business Days in each month. Thus for purposes of determining Forward Allocations in each PBP II Component Sub-Index, which as stated above are determined on the 23rd of each January, April, July and October (or if the 23rd is not a PBP II Business Day, the next PBP II Business Day), the applicable contract in the Forward Allocation will always be the second contract of any monthly pair in the PBP II Contract Calendar.

FWP–20

	Jan(F)	Feb(G)	Mar(H)	Apr(J)	May(K)	Jun(M)	Jul(N)	Aug(Q)	Sep(U)	Oct(V)	Nov(X)	Dec(Z)
NG PBP II Roll Schedule	G/H	H/J	J/K	K/M	M/N	N/Q	Q/U	U/V	V/X	X/Z	Z/F	F/G

Forward Allocation 1	H	J	K	M	N	Q	U	V	X	Z	F	G
Forward Allocation 2	J	K	M	N	Q	U	V	X	Z	F	G	H
Forward Allocation 3	K	M	N	Q	U	V	X	Z	F	G	H	J
Forward Allocation 4	M	N	Q	U	V	X	Z	F	G	H	J	K
Forward Allocation 5	N	Q	U	V	X	Z	F	G	H	J	K	M
Forward Allocation 6	Q	U	V	X	Z	F	G	H	J	K	M	N
Forward Allocation 7	U	V	X	Z	F	G	H	J	K	M	N	Q
Forward Allocation 8	V	X	Z	F	G	H	J	K	M	N	Q	U
Forward Allocation 9	X	Z	F	G	H	J	K	M	N	Q	U	V
Forward Allocation 10	Z	F	G	H	J	K	M	N	Q	U	V	X
Forward Allocation 11	F	G	H	J	K	M	N	Q	U	V	X	Z
Forward Allocation 12	G	H	J	K	M	N	Q	U	V	X	Z	F

For instance, if as of March the active contract in the standard PBP II Contract Calendar is the May contract (K), in Forward Allocation 3 the active contract in March is the July contract (N) and in Forward Allocation 5 the active contract in March is the September contract (U).

Selection of the Applicable Forward Allocation

As stated above, each PBP II Component Sub-Index re-allocates among Forward Allocations quarterly on each Re-allocation Date, with the applicable Forward Allocation determined individually for the applicable commodity. The Forward Allocation selected for such commodity is determined based on the correlations between (1) the daily Forward Allocation Returns for each of the Index Contracts that are the then-active contracts under each of the twelve Forward Allocations for that commodity, and (2) the daily Effective Spot Price Returns for that commodity. The calculations for the daily Forward Allocation Returns and the daily Effective Spot Price Return for any commodity are described below.

The applicable quarterly period is in each case the period from and including the last Re-allocation Date to and including the PBP II Business Day preceding the current Re-allocation Date.

Effective Spot Price Return

The Effective Spot Price Return for any Index Contract is calculated on each PBP II Business Day, and for any PBP II Business Day is equal to the appreciation and/or depreciation in the Effective Spot Price from the price on the first PBP II Business Day in the trailing 3-month period ending on the applicable PBP II Business Day to the price on the applicable PBP II Business Day.

For purposes of calculating the Effective Spot Price Return for any commodity as described above, the Effective Spot Price for any PBP II Business Day is the weighted average price calculated using each Index Contract for that commodity in the 0- to 12-month measurement period (that is, the next nearby month contract plus the contract for each of the next 11 months). The weighted average spot price for each Index Contract is equal to the sum of the weighted prices of each contract month being priced. The weighted price of each monthly contract is determined by multiplying the spot price for a given month by a quotient equal to the total dollar amount invested in that month’s contract, or that contract’s “Open Interest,” divided by the total Open Interest in the contracts for all months being priced. The Open Interest data for each Index Contract is provided by the relevant exchange for that Index Contract. In the case of Index Contracts trading on the LME (London Metals Exchange), i.e., Aluminum, Nickel and Zinc, the “Open Interest” is equally distributed across the 12 months measurement period due to the fact that the LME does not provide daily contract Open Interest values. This means that the Open Interest weight for each contract month will be 8.33%.

Prices used to calculate any Effective Spot Price or Effective Spot Price Return on or as of any PBP II Business Day will be the daily closing prices for the applicable months of the applicable Index Contract on such Index Contract’s relevant exchange.

FWP–21

Forward Allocation Return

Like the Effective Spot Price Return, the Forward Allocation Return for each of Forward Allocations 1 through 12 is calculated on each PBP II Business Day, and for any PBP II Business Day is equal to the appreciation and/or depreciation in the spot price for the then-active contract in the applicable Forward Allocation from the price on the first PBP II Business Day in the trailing 3-month period ending on the applicable PBP II Business Day to the price for the active contract on the applicable PBP II Business Day.

The Forward Allocation Return is a “total” return because the change in the two relevant prices will include changes in spot price for the contract under the given Forward Allocation, the roll yield for any roll between contract months under that Forward Allocation during the trailing 3-month period (calculated as if that contract was being rolled in accordance with the PBP II Contract Calendar) and the interest return on a hypothetical fully collateralized investment in the contract under the given Forward Allocation.

Prices used to calculate any Forward Allocation Return on or as of any PBP II Business Day will be the closing prices for the applicable contract on that contract’s relevant exchange on that day.

Tracking Mark

On each Re-allocation Date, a correlation value, or “Tracking Mark,” for each Forward Allocation for a commodity is calculated between the daily Forward Allocation Returns for that Forward Allocation and the daily Effective Spot Price Returns for that commodity, in each case, for the applicable 3-month trailing period. Index Contracts in which the trailing 3-month average Open Interest in the relevant futures contract as of the Re-allocation Date is less than 7.0% of the trailing 3-month average total Open Interest for each of the 0- to 12-month Index Contracts are excluded from Tracking Mark calculations and from consideration under the quarterly re-allocation. This limitation is designed to ensure there is sufficient liquidity to support an investment in the futures contracts within the selected Forward Allocation.

The Forward Allocation into which each PBP II Component Sub-Index will be invested for the next quarterly period will be the Forward Allocation with the highest Tracking Mark that also satisfies the following rules:

•

For a Forward Allocation to be selected (1) the immediately preceding Forward Allocation must have a lower Tracking Mark and (2) the succeeding Forward Allocations must have Tracking Marks that are sequentially lower than or equal to the previous Tracking Mark.

•

If Forward Allocation 1 has the highest Tracking Mark and all succeeding Forward Allocations have Tracking Marks that are sequentially lower than or equal to the previous Tracking Mark, Forward Allocation 1 would be selected.

•	If none of the preceding conditions are satisfied (i.e., if Forward Allocation 11 has a lower Tracking Mark than Forward Allocation 12) then the PBP II will allocate to Forward Allocation 12.

The graphs below illustrate the application of the section rules above on a given Re-allocation Date for a hypothetical set of Tracking Marks.

In Figure 1, Forward Allocation 6 would be selected, as it is the Forward Allocation with the highest Tracking Mark preceded by a Forward Allocation with a lower Tracking Mark and followed by Forward Allocations with sequentially lower Tracking Marks:

FWP–22

In Figure 2, Forward Allocation 12 would be selected, because Forward Allocation 11 has a lower Tracking Mark than Forward Allocation 12. As a result, there is no earlier Forward Allocation that is followed by Forward Allocations with Tracking Marks that are sequentially lower than or equal to the previous Tracking Mark:

The following table indicates the Forward Allocations for the Index Contract in which the PBP II Component Sub-Indices were invested for each quarterly re-allocation from and including the quarterly period beginning at the inception of the period for which PBP II hypothetical historical returns are calculated (which relates to a hypothetical January 23, 2004 Re-allocation Date) to and including the current quarterly re-allocation period that began on the first PBP II Business Day after the July 23, 2008 Re-allocation Date. For further information concerning historical returns for the PBP II, see Historical Performance of PBP II.

FWP–23

Hypothetical and Actual PBP II Forward Allocations 1, 2

	Energy				Precious Metals		Industrial Metals				Live Stock		Grains							Softs
Period Beginning [3]	Crude Oil	Heating Oil	Natural Gas	Unleaded Gasoline	Gold	Silver	Aluminum	High Grade Copper	Nickel	Zinc	Lean Hogs	Live Cattle	Corn		Soybeans	Soybean Oil		Wheat		Cocoa	Coffee	Cotton		Sugar
	CL	HO	NG	RB	GC	SI	LA	HG	LN	LX	LH	LC	C		S	BO		W		CC	KC	CT		SB
2/2/2004	2	3	2	2	2	2	5	2	7	8	4	4	3		3	4		2		6	2	4		4
4/26/2004	2	1	2	1	2	8	7	1	7	7	2	3	2		4	3		2		5	2	2		4
7/26/2004	4	1	5	3	1	6	5	1	5	8	3	4	3		5	5		4		2	4	4		4
10/26/2004	2	2	4	4	3	4	5	3	6	6	3	3	2		3	4		2		3	3	1		3
1/26/2005	1	2	3	5	2	2	6	3	8	8	3	4	4		4	5		2		—	2	4		2
4/26/2005	3	1	8	2	2	2	7	1	7	6	3	1	6		6	2		2		—	2	2		4
7/26/2005	2	1	7	3	4	6	5	5	6	6	4	5	6		2	2		5		—	4	2		2
10/26/2005	3	5	6	4	2	3	6	1	8	7	4	2	2		2	2		4		—	4	4		6
1/25/2006	3	3	1	4	2	3	6	1	7	7	4	2	3		2	2		2		—	1	4		2
4/26/2006	3	2	9	2	2	3	6	1	7	7	2	1	8		4	4		8		—	1	2		2
7/26/2006	2	2	8	4	4	5	7	3	9	6	4	4	2		2	3		2		—	4	6		2
10/25/2006	3	2	6	1	4	4	6	1	8	6	3	1	4		2	2		3		—	4	3		6
1/24/2007	3	2	3	1	1	1	5	3	7	6	4	3	1		1	2		3		—	4	2		4
4/25/2007	3	3	1	3	8	8	7	3	6	5	4	1	7		4	5		4		—	2	8		4
7/25/2007	3	3	8	2	4	5	8	1	7	7	5	4	4		2	4		6		—	4	5		3
10/24/2007	4	2	7	2	2	4	4	1	1	8	4	3	4		3	3		2		—	3	4		1
1/24/2008	3	1	1	4	3	3	6	3	6	6	4	2	10	[4]	3	4	[4]	4	[4]	—	4	3	[4]	4
4/24/2008	3	2	3	4	2	7	7	3	8	7	4	4	3		3	4		4		—	2	6		4
7/24/2008	4	6	6	2	1	6	8	2	6	5	5	4	6		2	5		4		—	4	5		5
10/24/2008	2	3	7	4	4	4	6	3	7	6	4	4	3		2	2		3		—	4	4		5
1/26/2009	5	5	2	4	3	3	5	1	6	5	4	4	3		3	2		4		—	1	2		2
4/24/2009	3	3	4	2	3	2	8	1	6	6	4	5	7		6	5		5		—	3	7		5
7/24/2009	3	6	3	3	5	5	8	1	7	8	4	3	6		5	4		4		—	5	6		5

1.

Forward Allocations prior to February 2, 2004 have not been presented, as February 2, 2004 is the first date as of which historical Index Contract weightings for DJ-UBSCISM are available from Dow Jones and UBS (as defined below), and therefore the earliest date as of which hypothetical historical Index levels could be calculated. For further information, see Historical Performance of PBP II.

2.

As reflected in this table, cocoa was included in DJ-UBSCISM (and thus the PBP II) in 2004, but was removed from DJ-UBSCISM in January 2005 (and thus removed from the PBP II commencing from and including the first PBP II Business Day after January 23, 2005 Re-allocation Date). In addition, while lead, platinum and tin also are considered annually for inclusion in DJ-UBSCISM, none of these three commodities has been included in DJ-UBSCISM from 2004 to date, and thus have not been included in the PBP II. In subsequent years, one or more of cocoa, lead, platinum or tin may be included in DJ-UBSCISM, and thus in the PBP II. For further information, see”—Contract Selection” below.

3.

The PBP II rolls into new Forward Allocations over a ten PBP II Business Day period commencing on the first PBP II Business Day after the applicable Re-Allocation Date, and remains invested in those Forward Allocations until the next Re-allocation Date. The Re-allocation Dates are the 23rd of each January, April, July and October (or if the 23rd is not a PBP II Business Day, the next PBP II Business Day). For further information on the rolling process for Forward Allocations, see “—Re-allocation Roll Mechanics” below.

4.

For each of the indicated commodities in this period, limit events on January 24th resulted in a postponement of the commencement of the re-allocation roll process until the following PBP II Business Day, in the manner described in “—Re-allocation Roll Mechanics” and “—Index Contract Roll Mechanics—Adjustments to the Contract Roll Process” below.

Re-allocation Roll Mechanics

Once a Forward Allocation has been selected for an Index Contract on a Re-allocation Date using the methodology above, the PBP II Component Sub-Index then rolls between the previous Forward Allocation and the new Forward Allocation. The roll period for the Forward Allocations will begin at the open of business on the first PBP II Business Day after the Re-allocation Date and continue for ten PBP II Business Days. During the roll period, the hypothetical position in the Index Contract is gradually shifted from the active (or “prompt”) contract in the current Forward Allocation to the contract in the new Forward Allocation in 10% daily increments. During the re-allocation roll, the return for each Index Contract will be a composite of the prompt Index Contract under the previous Forward Allocation and the prompt Index Contract under the new Forward Allocation, weighted by the percentage that has been rolled at the end of the applicable PBP II Business Day. The quarterly re-allocation roll, however, also overlaps the monthly roll mechanic

FWP–24

under which the Index Contracts are rolled forward to a new contract as they approach their settlement date. The result, therefore, is a blending of the roll periods for each of the Index Contracts during each quarterly re-allocation roll period. See “—Index Contract Roll Mechanics” below.

During the re-allocation roll period for the Index Contract in any given PBP II Component Sub-Index, the returns for that Index Contract are calculated as follows:

PBP II Business Day	Current Forward Allocation	New Forward Allocation
1st PBP II Business Day after Re-allocation Date	90%	10%
2nd PBP II Business day after Re-allocation Date	80%	20%
3rd PBP II Business day after Re-allocation Date	70%	30%
4th PBP II Business day after Re-allocation Date	60%	40%
5th PBP II Business day after Re-allocation Date	50%	50%
6th PBP II Business day after Re-allocation Date	40%	60%
7th PBP II Business day after Re-allocation Date	30%	70%
8th PBP II Business day after Re-allocation Date	20%	80%
9th PBP II Business day after Re-allocation Date	10%	90%
10th PBP II Business day after Re-allocation Date	0%	100%

At the end of the tenth following PBP II Business Day, the prompt contract under the previous Forward Allocation will have been fully rolled into the new Forward Allocation, which Forward Allocation will then be utilized to calculate the total returns on the applicable PBP II Component Sub-Index until the next Re-allocation Date.

As described above, the PBP II Reset Dates (on which the weights of the PBP II Component Sub-Indices in the PBP II are reset to the then-current weightings of the Index Contracts in DJ-UBSCISM) in each of February, May, August and November occur during the re-allocation roll process commencing in January, April, July and October, respectively. In addition, as described under “—Contract Selection” below, DJ-UBSCI SM may add or remove commodities from time to time, generally as part of the January DJ-UBSCISM rebalancing. As a result, in the event that PBP II Component Sub-Indices are to be added to or removed from the PBP II on the PBP II Reset Date occurring in February to reflect corresponding changes to DJ-UBSCISM in January (or on any other applicable PBP II Reset Date as necessary to reflect corresponding changes to DJ-UBSCISM), (a) any PBP II Component Sub-Index to be removed from the PBP II will as of the PBP II Reset Date have zero weighting and the re-allocation roll will cease as of that PBP II Reset Date and, (b) any PBP II Component Sub-Index to be added to the PBP II will be assigned the then current daily weighting for the corresponding Index Contract in DJ-UBSCISM, and Barclays Capital, as the Index Sponsor, (1) will determine what Forward Allocation that Index Contract would have been in for the three-month period prior to the commencement of the current re-allocation roll, (2) will determine the Forward Allocation in which that Index Contract will invest for the three month period commencing with the current re-allocation roll, (3) will commence the re-allocation roll for that Index Contract as of the PBP II Reset Date on the schedule, and at the relative proportions, corresponding to the table above.

Similar to the monthly contract roll, a number of market circumstances can lead to an adjustment in the re-allocation roll process. If any of these market disruption events occurs on any of the PBP II Business Days during the roll period, then the Index Sponsor will skip the proportion of the roll that would have taken place on that PBP II Business Day. For a further discussion of such circumstances, see “—Index Contract Roll Mechanics—Adjustments to the Contract Roll Process” below.

Index Contract Roll Mechanics

During any month in which the Index Contract in any given PBP II Component Sub-Index is scheduled to roll, the roll period will begin at the end of the first PBP II Business Day in that month and last for ten PBP II Business Days. During the roll period, the hypothetical position in the Index Contract is gradually shifted from the first Index Contract in the relevant Forward Allocation to the second Index Contract in the relevant Forward Allocation (i.e., the Index Contract with the next nearest expiration) in 10% daily increments. The daily price of the Index Contract during the roll period, as well as the previous day’s price of the Index Contract against which the appreciation or depreciation of the daily Index Contract price is measured, therefore will each be a composite price of the then-current Index Contract within the relevant Forward Allocation and the next Index Contract within the relevant Forward Allocation weighted by the percentage that has been rolled at the end of the previous PBP II Business Day. Accordingly, during the roll period for a given Index Contract, the returns for that Index Contract are calculated as follows:

•

On the first PBP II Business Day of the relevant month, Index Contract total returns will reflect 100% of the price movements of the current Index Contract in the relevant Forward Allocation. At the end of that PBP II Business Day, 10% of the current Index Contract in the relevant Forward Allocation will be rolled to the next Index Contract in the relevant Forward Allocation.

FWP–25

•

At the beginning of the second PBP II Business Day in that month, the total returns on the Index Contract will reflect a contract “basket” containing 90% of the current Index Contract in the relevant Forward Allocation and 10% of the next Index Contract in the relevant Forward Allocation at the start of that day. Total returns will be calculated on this “basket”. At the end of that second PBP II Business Day, an additional 10% is rolled.

•	For the third PBP II Business Day, the “basket” will consist of 80% of the current Index Contract in the relevant Forward Allocation / 20% next Index Contract in the relevant Forward Allocation.

•	For the fourth PBP II Business Day, the “basket” will consist of 70% of the current Index Contract in the relevant Forward Allocation / 30% next Index Contract in the relevant Forward Allocation.

•	For the fifth PBP II Business Day, the “basket” will consist of 60% of the current Index Contract in the relevant Forward Allocation / 40% next Index Contract in the relevant Forward Allocation.

•	For the sixth PBP II Business Day, the “basket” will consist of 50% of the current Index Contract in the relevant Forward Allocation / 50% next Index Contract in the relevant Forward Allocation.

•	For the seventh PBP II Business Day, the “basket” will consist of 40% of the current Index Contract in the relevant Forward Allocation / 60% next Index Contract in the relevant Forward Allocation.

•	For the eighth PBP II Business Day, the “basket” will consist of 30% of the current Index Contract in the relevant Forward Allocation / 70% next Index Contract in the relevant Forward Allocation.

•	For the ninth PBP II Business Day, the “basket” will consist of 20% of the current Index Contract in the relevant Forward Allocation / 80% next Index Contract in the relevant Forward Allocation.

•	For the tenth PBP II Business Day, the “basket” will consist of 10% of the current Index Contract in the relevant Forward Allocation / 90% next Index Contract in the relevant Forward Allocation.

•

At the end of the tenth PBP II Business Day of the relevant month, 100% of the current Index Contract in the relevant Forward Allocation will have been fully rolled into the next Index Contract in the relevant Forward Allocation, which then becomes the new current contract until the next roll period.

Returns on an Index Contract on and after the tenth PBP II Business Day in a month in which it is rolled will comprise 100% of the new Index Contract in the relevant Forward Allocation contract that has just been fully rolled into (which was formerly the next Index Contract in the relevant Forward Allocation at the start of that month).

Adjustments to the Contract Roll Process

A number of market circumstances can lead to an adjustment in the rolling process. These adjustments occur when it would be difficult to liquidate or establish positions in the market and perform the roll. If any of these market disruption events occurs on any of the days during the roll period, then the proportion of the roll that would have taken place on that day is skipped.

For example, if a market disruption event occurs on the third PBP II Business Day of the roll, then none of the 70% / 30% roll is taken. Instead the 80%/20% beginning weight from the prior PBP II Business Day is held constant and the 60% / 40% proportion is rolled at the end of the next succeeding PBP II Business Day. If a market disruption event occurs on that PBP II Business Day also, then the 80%/20% weight is held constant another day and the 50% / 50% proportion is rolled into at the end of the next succeeding PBP II Business Day. Two examples of disruption events are:

•

Commodity reaches a limit price during the last 15 minutes of the trading session—if either the prompt or prompt +1 contract reaches a limit price during the final 15 minutes of regular or rescheduled trading, the roll will be skipped that day.

•

Trading interrupted or terminated on an exchange – if trading is terminated prior to the expected close of business and does not resume at least 15 minutes prior to the scheduled close, then the roll will be deferred.

If any such event occurs, a notice will be posted on Barclays Capital Live indicating the event and reason.

Contract Selection

As described above, the commodities and associated Index Contracts underlying the PBP II Component Sub-Indices as of the first PBP II Business Day of each month will be the same commodities and associated Index Contracts underlying DJ-UBSCISM as of the last PBP II Business Day of the previous month. The methodology by which the commodities and associated Index Contracts underlying DJ-UBSCISM are selected is described above. See “DJ-UBSCISM”

FWP–26

As described above, DJ-UBSCISM for 2009 includes 19 commodities, out of 23 commodities eligible for inclusion. In any subsequent year, DJ-UBSCISM may include eligible commodities not included for 2009, or may remove commodities that were included in 2009 or previous years, which decision generally would be implemented as part of DJ-UBSCISM’s January rebalancing process. To the degree any commodity is added to or removed from DJ-UBSCISM, it will likewise be added to or removed from the PBP II on the next PBP II Reset Date following the addition or removal, with the weighting of any additional commodity determined based on its daily weighting on the last PBP II Business Day prior to the relevant PBP II Reset Date and the weighting of any removed commodity reduced to zero on that PBP II Reset Date.

Note that, since the January Index Contract weightings for the PBP II are determined based on the daily DJ-UBSCISM Index Contract weightings on the last PBP II Business Day in December, and therefore prior to the addition or removal of Index Contracts from DJ-UBSCISM that occurs customarily during DJ-UBSCISM’s January rebalancing, to the extent Index Contracts for commodities are added to or removed from DJ-UBSCISM in January of any year, the PBP II Level will measure the total returns on a different set of Index Contracts and commodities than DJ-UBSCISM until the such DJ-UBSCISM Index Contracts are added to or removed from the PBP II on the PBP II Reset Date occurring on the first day of February in each year.

Weightings

As discussed under “—PBP II Return Calculations” above, the weightings of the PBP II Component Sub-Indices in the PBP II are reset on each PBP II Reset Date to match the weighting of the corresponding Index Contract in DJ-UBSCISM as of the close of the last PBP II Business Day of the preceding month (i.e., the immediately preceding PBP II Business Day). The relative weighting of each commodity included in DJ-UBSCISM is reset in January of each year, as described in “DJ-UBSCISM —Composition of DJ-UBSCISM—Annual Recomposition and Reweighting of DJ-UBSCISM” above. After the annual reweighting and rebalancing of DJ-UBSCISM, the daily relative weighting of each commodity in DJ-UBSCISM will fluctuate depending on the relative performance of the futures contracts. Futures contracts with higher returns will become more heavily weighted in DJ-UBSCISM and futures contracts with lower returns will become less heavily weighted in DJ-UBSCISM. Although the PBP II is reset to match the then prevailing weightings of DJ-UBSCISM on a monthly basis, the daily relative weightings of the PBP II Component Sub-Indices will likewise fluctuate based on the relative performance of the underlying Index Contracts. As a result, the relative weightings of the PBP II Component Sub-Indices within the PBP II may differ, perhaps substantially, from the weightings of the corresponding Index Contracts in DJ-UBSCISM at any time during the month following a PBP II Reset Date.

In addition, because the DJ-UBSCISM annual reweighting procedure for its underlying futures contracts will be determined in the manner described in “DJ-UBSCISM—Composition of DJ-UBSCISM—Annual Recomposition and Reweighting of DJ-UBSCISM” above, the new annual weightings implemented for DJ-UBSCISM in January could diverge significantly from the daily weightings of the Index Contracts at any prior time. Since the January PBP II Component Sub-Index weightings are determined based on the daily weightings of DJ-UBSCISM futures contracts on the last PBP II Business Day in December, and therefore prior to the implementation by DJ-UBSCI SM of its new annual weightings, there is the potential that, during the month of January of each year, the difference in the weightings of the PBP II Component Sub-Indices underlying the PBP II and the futures contracts underlying the DJ-UBSCISM may be greater than in other months.

FWP–27

The following table sets forth the weightings for the PBP II on each PBP II Reset Date for the six months ended October 31, 2009 (corresponding in each case to DJ-UBSCISM daily weights on the last PBP II Business Day of the immediately preceding month), as well as the daily PBP II weights as of November 9, 2009. Numbers in the table below have been rounded for ease of analysis.

PBP II Weights
	Effective Daily Weights [1] as of	Weights as of the PBP II Reset Date [2] in each month
Commodity [3]	November 9, 2009	October 2009	September 2009	August 2009	July 2009	June 2009	May 2009
Energy
Crude Oil	17.77%	17.46%	16.81%	17.23%	18.16%	16.85%	15.02%
Heating Oil	3.79%	3.71%	3.53%	3.68%	3.82%	3.45%	3.19%
Natural Gas	7.82%	8.45%	8.04%	6.32%	7.12%	6.80%	7.05%
Unleaded Gasoline	5.09%	5.08%	4.76%	5.70%	5.55%	5.49%	4.82%
Precious Metals
Gold	7.86%	7.53%	7.73%	7.63%	7.65%	8.02%	8.24%
Silver	3.48%	3.28%	3.56%	3.10%	3.13%	3.56%	3.18%
Industrial Metals
Aluminum	6.56%	6.51%	6.79%	7.10%	6.33%	5.50%	6.50%
High Grade Copper	10.98%	11.07%	11.18%	10.84%	9.70%	9.30%	9.80%
Nickel	3.13%	3.32%	3.44%	3.60%	3.19%	2.86%	2.71%
Zinc	4.02%	4.09%	3.92%	3.64%	3.34%	3.33%	3.44%
Livestock
Lean Hogs	1.63%	1.66%	1.54%	1.74%	2.02%	2.17%	2.41%
Live Cattle	3.25%	3.32%	3.53%	3.85%	3.76%	3.58%	4.08%
Grains
Corn	4.05%	3.90%	3.88%	3.99%	4.30%	5.25%	5.49%
Soybeans	5.75%	5.81%	5.84%	6.44%	6.65%	7.96%	8.02%
Soybean Oil	2.33%	2.28%	2.24%	2.44%	2.53%	2.72%	2.88%
Wheat	3.10%	3.00%	2.94%	3.53%	3.74%	4.36%	4.16%
Softs
Coffee	2.78%	2.73%	2.73%	2.85%	2.76%	3.13%	2.99%
Cotton	2.38%	2.39%	2.35%	2.34%	2.32%	2.28%	2.46%
Sugar	4.26%	4.42%	5.20%	3.98%	3.94%	3.41%	3.55%

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

1.	The PBP II Level on any PBP II Business Day within a calendar month is calculated relative to the PBP II Reset Level, and using the weightings for the PBP II Component Sub-Indices representing each relevant commodity and Index Contract, determined on the immediately preceding PBP II Reset Date, as described more fully above. However, the effective weightings of the PBP II Component Sub-Indices (and related commodities and Index Contracts) on any day following a PBP II Reset Date will diverge from the initial monthly weightings set on that PBP II Reset Date based on the relative performance of the PBP II Component Sub-Indices during the course of the relevant month. The table above reflects the effective weights of the PBP II Component Sub-Indices (and related commodities and Index Contracts) as of November 9, 2009, based on the performance of the PBP II Component Sub-Indices from the preceding PBP II Reset Date to November 9, 2009, and calculated relative to the levels and initial weightings of the Component Sub-Indices on the preceding PBP II Reset Date.
2.

The PBP II Reset Date is the first PBP II Business Day of each calendar month. The weights to which the PBP II resets at the open of business on each PBP II Reset Dates are the weights for the respective commodities in DJ-UBSCISM at the close of business on the PBP II Business Day immediately preceding the PBP II Reset Date.

3.	For the Index Contract representing each commodity, see “—Contract Selection—Index Contracts for Each Commodity” above.

Discontinuance or Modification of the DJ-UBSCISM

If the DJ-UBSCISM Index Sponsors (a) discontinue or otherwise cease publication of the DJ-UBSCISM, or (b) make a change in the formula for the DJ-UBSCISM or the content, composition or constitution of the DJ-UBSCISM that, in the sole judgment of the Index Sponsor, materially impacts the strategy or objective of the DJ-UBSCISM prior to such changes or modifications (each such, a “DJ-UBSCISM Disruption”), and the DJ-UBSCISM Index Sponsors or another entity publishes a successor or substitute index that the Index Sponsor determines to be a suitable successor to the DJ-UBSCISM (that index being referred to herein as a “DJ-UBSCISM successor index”), then such DJ-UBSCI SM successor index will be used by the Index Sponsor as a substitute for the DJ-UBSCISM for all purposes in the calculation of the Index, including for purposes of determining the composition and weightings of the Index on any rebalancing date from and including the date on which the DJ-UBSCISM Disruption commenced.

FWP–28

If a DJ-UBSCISM Disruption occurs and the Index Sponsor determines that no DJ-UBSCISM successor index is available at the time of such DJ-UBSCISM Disruption, the Index Sponsor may (a) for purposes of calculating the level of the Index or making any other determinations as of or after that time, make such calculations and adjustments as the Index Sponsor in its sole discretion determines are appropriate in order to arrive at a level for the Index comparable to the level of the Index had the DJ-UBSCISM Disruption not occurred, including but not limited to determining the weights applicable to the DJ-UBSCISM component commodities using a methodology substantially similar to that of the DJ-UBSCISM immediately prior to such DJ-UBSCISM Disruption, or (b) terminate the Index on such date on or after the DJ-UBSCISM Disruption as determined by the Index Sponsor in its sole discretion.

FWP–29

PURE BETA INDEX DESCRIPTION ANNEX

2009 PBP II Contract Calendar

Current Active Contract / Next Active Contract by Index Reporting Month
Commodity [1]	Contract	Exchange	Bloomberg Ticker	Jan (F)	Feb (G)	Mar (H)	Apr (J)	May (K)	June (M)	July (N)	Aug (Q)	Sep (U)	Oct (V)	Nov (X)	Dec (Z)	Excluded Contracts
Crude Oil	Light, Sweet Crude Oil	NYMEX	CL	G/H	H/J	J/K	K/M	M/N	N/Q	Q/U	U/V	V/X	X/Z	Z/F	F/G
Heating Oil	Heating Oil	NYMEX	HO	G/H	H/J	J/K	K/M	M/N	N/Q	Q/U	U/V	V/X	X/Z	Z/F	F/G
Natural Gas	Henry Hub Natural Gas	NYMEX	NG	G/H	H/J	J/K	K/M	M/N	N/Q	Q/U	U/V	V/X	X/Z	Z/F	F/G
Unleaded Gasoline [2]	Reformulated Blendstock for Oxygen Blending	NYMEX	XB	G/H	H/J	J/K	K/M	M/N	N/Q	Q/U	U/V	V/X	X/Z	Z/F	F/G
Aluminum	High Grade Primary Aluminum	LME	LA	G/H	H/J	J/K	K/M	M/N	N/Q	Q/U	U/V	V/X	X/Z	Z/F	F/G
High Grade Copper	High Grade Copper	COMEX	HG	H	H/K	K	K/N	N	N/U	U	U/Z	Z	Z	Z/H	H	F, G, J, M, Q, V, X
Nickel	Primary Nickel	LME	LN	G/H	H/J	J/K	K/M	M/N	N/Q	Q/U	U/V	V/X	X/Z	Z/F	F/G
Zinc	Special High Grade Zinc	LME	LX	G/H	H/J	J/K	K/M	M/N	N/Q	Q/U	U/V	V/X	X/Z	Z/F	F/G
Gold	Gold	COMEX	GC	G/J	J	JM	M	M/Q	Q	Q/Z	Z	Z	Z	Z/G	G	V
Silver	Silver	COMEX	SI	H	H/K	K	K/N	N	N/U	U	U/Z	Z	Z	Z/H	H	F
Lean Hogs	Lean Hogs	CME Group	LH	G/J	J	J/M	M	M/N	N/Q	Q/V	V	V/Z	Z	Z/G	G	K
Live Cattle	Live Cattle	CME Group	LC	G/J	J	J/M	M	M/Q	Q	Q/V	V	V/Z	Z	Z/G	G	K, N
Corn	Corn	CME Group	C	H	H/K	K	K/N	N	N/U	U	U/Z	Z	Z	Z/H	H
Soybeans	Soybeans	CME Group	S	H	H/K	K	K/N	N	N/X	X	X	X	X/F	F	F/H	Q, U
Soybean Oil	Soybean Oil	CME Group	BO	H	H/K	K	K/N	N	N/Z	Z	Z	Z	Z/F	F	F/H	V, Q
Wheat	Wheat	CME Group	W	H	H/K	K	K/N	N	N/U	U	U/Z	Z	Z	Z/H	H
Coffee	Coffee ’C	ICE	KC	H	H/K	K	K/N	N	N/U	U	U/Z	Z	Z	Z/H	H
Cotton	Cotton	ICE	CT	H	H/K	K	K/N	N	N/Z	Z	Z	Z	Z	Z/H	H	V
Sugar	World Sugar No. 11	ICE	SB	H	H/K	K	K/N	N	N/V	V	V	V/H	H	H	H
Cocoa	Cocoa	ICE	CC	H	H/K	K	K/N	N	N/U	U	U/Z	Z	Z	Z/H	H

1.

Cocoa was included in DJ-UBSCISM (and thus the PBP II) in 2004, but was removed from DJ-UBSCISM in January 2005 (and thus removed from the PBP II commencing from and including the first PBP II Business Day after January 23, 2005 Re-allocation Date). In addition, while lead, platinum and tin also are considered annually for inclusion in DJ-UBSCISM, none of these three commodities has been included in DJ-UBSCISM from 2004 to date, and thus have not been included in the PBP II. In subsequent years, one or more of cocoa, lead, platinum or tin may be included in DJ-UBSCISM, and thus in the PBP II. For further information, see”—Contract Selection” above. If the PBP II Contract Calendar changes in any succeeding year (including for the addition or removal of any commodities as discussed herein), the revised PBP II Contract Calendar will be published on Barclays Capital Live.

2.	Represents a replacement of the New York Harbor Unleaded Gasoline contract. This replacement occurred during the regularly scheduled roll of futures contracts comprising DJ-UBSCISM in April 2006.

Source: Barclays Capital, 2009

Notes:

•

Each month that a commodity has two letters listed will have the prompt contract rolled to the prompt + 1 contract for that commodity. Using Heating Oil as an example, the prompt contract at the start of the January is the G (February) contract and the prompt + 1 contract is the H (March) contract.

•

If a commodity only has one letter listed for a month, there will be no contract roll that month. For example, during February, the prompt gold contract is the J (April) contract. It will not be rolled during the month.

Note Market Disruption Events

The final valuation date (or deemed final valuation date in the case of Holder Redemption or a Change in Law Redemption Event) may be postponed and thus the determination of the levels of the PBP II (or successor index, if applicable) may be postponed if the calculation agent determines that, on the respective date, a Note Market Disruption Event has occurred or is continuing in respect of the PBP II (or successor index, if applicable). Any component that comprises the PBP II (or a component of any successor index, if applicable) is herein referred to as an “index component”. Any of the following will be a “Note Market Disruption Event”:

•

a material limitation, suspension or disruption in the trading of any index component which results in a failure by the trading facility on which the relevant contract is traded to report a daily contract reference price (the price of the relevant contract that is used as a reference or benchmark by market participants);

•

the daily contract reference price for any index component is a “limit price”, which means that the daily contract reference price for such contract has increased or decreased from the previous day’s daily contract reference price by the maximum amount permitted under the applicable rules or procedures of the relevant trading facility;

•

failure by the index sponsor to publish the closing value of the index (or successor index, if applicable) or of the applicable trading facility or other price source to announce or publish the daily contract reference price for one or more index components; or

•

any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect.

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The following events will not be Note Market Disruption Events:

•

a limitation on the hours or numbers of days of trading on a trading facility on which any index component is traded, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

•	a decision by a trading facility to permanently discontinue trading in any index component.

If the calculation agent determines that on the final valuation date (or deemed final valuation date in the case of Holder Redemption or a Change in Law Redemption Event), a Note Market Disruption Event occurs or is continuing in respect of any index component, the final valuation date (or deemed final valuation date in the case of Holder Redemption or a Change in Law Redemption Event) will be postponed. If such a postponement occurs, the index components unaffected by the Note Market Disruption Event shall be determined on the scheduled valuation date (or deemed final valuation date in the case of Holder Redemption or a Change in Law Redemption Event) and the value of the affected index component shall be determined using the closing value of the affected index component on the first Scheduled Trading Day (as defined herein) after that day on which no Note Market Disruption Event occurs or is continuing. In no event, however, will the final valuation date (or deemed final valuation date in the case of Holder Redemption or a Change in Law Redemption Event) be postponed by more than five Scheduled Trading Days. If the calculation agent determines that a Note Market Disruption Event occurs or is continuing in respect of any index component on the fifth Scheduled Trading Day following the scheduled valuation date (or deemed final valuation date in the case of Holder Redemption or a Change in Law Redemption Event), the calculation agent will make an estimate of the closing value for the relevant index component that would have prevailed on that fifth Scheduled Trading Day in the absence of the Note Market Disruption Event.

Holder Redemption

You may elect to redeem your Notes prior to maturity at an amount equal to the amount specified on the cover page of this free writing prospectus for Holder Redemption (the “Holder Redemption Amount”), provided that you redeem at least 1,000 Notes at one time. To redeem your Notes, you must instruct your broker or other person with whom you hold your Notes to take the following steps:

•

deliver a notice of redemption, which is attached as Annex A, that specifies your designated final valuation date (such designated date being the “Holder Redemption Notice Date”. The notice must be delivered to us via email by no later than 4:00 p.m., New York City time, on the business day immediately preceding the Holder Redemption Notice Date. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption, which is attached as Annex B;

•

deliver the signed confirmation of redemption to us via facsimile in the specified form by 5:00 p.m., New York City time, on the same day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective. We will notify you of the Holder Redemption Amount no later than the third business day following the Holder Redemption Notice Date;

•	instruct your DTC custodian to book a delivery vs. payment trade with respect to your Notes at a price equal to the Holder Redemption Amount, facing Barclays Capital DTC 5101; and

•

cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable Redemption Date (the fifth business day following the Holder Redemption Notice Date).

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the Notes in respect of such deadlines. If we do not receive your notice of redemption by 4:00 p.m., or your confirmation of redemption by 5:00 p.m., on the business day prior to the Holder Redemption Notice Date, your notice will not be effective and we will not redeem your Notes on the applicable Redemption Date. Any redemption instructions for which we (or our affiliate) receive a valid confirmation in accordance with the procedures described above will be irrevocable.

Change in Law Redemption Event

Upon the occurrence of a Change in Law that, in our sole discretion, would, or is reasonably likely to, (i) have an adverse effect upon, or otherwise require us or our affiliates to unwind or terminate, in whole or in part, any of the positions, transactions or contractual arrangements pursuant to which we or our affiliates have hedged the commodity exposure incurred under the Notes or (ii) restrict our ability to enter into future transactions or contractual arrangements, or to establish or modify positions, to hedge the commodity exposure under the Notes, we may, but are not obligated to, redeem the Notes in whole (but not in part) in accordance with the provisions set forth below. For purposes of the above, “Change in Law” means (i) the adoption of, or change in, any applicable law, rule or regulation, or (ii) the promulgation or withdrawal of, or any change in, the interpretation by any court, tribunal, regulatory authority or exchange, or the issuance, revocation or modification of any order, exemption or “no-action” position of any regulatory authority or exchange, with competent jurisdiction of any applicable law, rule or regulation, interpretation, order or position occurring, in each case as set forth in (i) and (ii) above, after the inception date. For the avoidance of doubt, if a Change in Law becomes

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effective only after a specified transition period, the occurrence of a Change in Law is not the date on which such Change in Law becomes effective but rather the date on which the Change in Law was officially adopted or enacted by the relevant body. Our right to redeem the Notes does not mean that you have any right to require us to repay your Notes prior to maturity.

If we elect to redeem the Notes following a Change in Law Redemption Event, we will deliver written notice of such election to redeem to DTC as promptly as possible following such election (the date of such delivery being the “Change in Law Redemption Notice Date”, or, the “Notice Date”). In this scenario, the final valuation date will be deemed to be the Change in Law Redemption Notice Date, and the Notes will be redeemed on the fifth business day following such deemed final valuation date, subject to note market disruption events, at an amount equal to the Change in Law Redemption Event Amount.

Redemption Notice

If we elect to redeem your Notes following the occurrence of a Change in Law Redemption Event, we will deliver written notice as promptly as possible of such election to redeem to the Depository Trust Company (“DTC”) and to the Bank of New York, the trustee under the Senior Debt Indenture dated September 16, 2004 (the “Trustee”). In the case of redemption following a Change in Law Redemption Event, the notice of redemption will specify the Change in Law Redemption Event Amount, as the case may be, and the relevant Redemption Date.

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License Agreements

“Dow Jones®”, “DJ”, “UBS”, “Dow Jones-UBS Commodity Index Total ReturnSM” and “DJ-UBSCISM” are service marks of Dow Jones & Company, Inc. (“Dow Jones”) and UBS AG (“UBS”), as the case may be, and have been licensed for use for certain purposes by Barclays Bank PLC. The Notes are not sponsored, endorsed, sold or promoted by Dow Jones, UBS, UBS Securities LLC (“UBS Securities”), or any of their respective subsidiaries or affiliates, and none of Dow Jones, UBS, UBS Securities, or any of their respective subsidiaries or affiliates, makes any representation regarding the advisability of investing in such product(s).

Dow Jones, UBS, and Barclays Bank PLC have entered into a non-exclusive license agreement providing for the license to Barclays Bank PLC, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use DJ-UBSCISM, which is published by Dow Jones and UBS, in connection with certain products, including the PBP II and the Notes. The Notes are not sponsored, endorsed, sold or promoted by Dow Jones, UBS, UBS Securities or any of their respective subsidiaries or affiliates. None of Dow Jones, UBS, UBS Securities or any of their affiliates makes any representation or warranty, express or implied, to the holders of or counterparties to the Notes or any member of the public regarding the advisability of investing in certificates of deposits, securities or commodities generally or in these Notes particularly. The only relationship of Dow Jones, UBS, UBS Securities or any of their respective subsidiaries or affiliates to Barclays Bank PLC in connection with the Notes is the licensing of certain trademarks, trade names and service marks and of DJ-UBSCISM, which is determined, composed and calculated by Dow Jones in conjunction with UBS without regard to Barclays Bank PLC, the PBP II or the Notes. Dow Jones and UBS have no obligation to take the needs of Barclays Bank PLC or the holders of the Notes into consideration in determining, composing or calculating DJ-UBSCISM. None of Dow Jones, UBS, UBS Securities or any of their respective subsidiaries or affiliates is responsible for or has participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. None of Dow Jones, UBS, UBS Securities or any of their respective subsidiaries or affiliates shall have any obligation or liability, including without limitation to Note customers, in connection with the administration, marketing or trading of the Notes. Notwithstanding the foregoing, UBS, UBS Securities and their respective subsidiaries or affiliates may independently issue and/or sponsor financial products unrelated to the Notes currently being issued by Barclays Bank PLC, but which may be similar to and competitive with the Notes. In addition, UBS, UBS Securities and their respective subsidiaries or affiliates actively trade commodities, commodity indices and commodity futures (including DJ-UBSCISM and the Dow Jones UBS Commodity Index Total ReturnSM), as well as swaps, options and derivatives which are linked to the performance of such commodities, commodity indices and commodity futures. It is possible that this trading activity will affect the value of DJ-UBSCISM, the PBP II and the Notes.

The information included herein relates only to the Notes and does not relate to the exchange-traded physical commodities underlying any of DJ-UBSCISM components. Purchasers of the Notes should not conclude that the inclusion of a futures contract in DJ-UBSCISM is any form of investment recommendation of the futures contract or the underlying exchange-traded physical commodity by Dow Jones, UBS, UBS Securities or any of their respective subsidiaries or affiliates. The information included herein regarding DJ-UBSCISM components has been derived solely from publicly available documents. None of Dow Jones, UBS, UBS Securities or any of their respective subsidiaries or affiliates has made any due diligence inquiries with respect to DJ-UBSCISM components in connection with the Notes. None of Dow Jones, UBS, UBS Securities or any of their respective subsidiaries or affiliates makes any representation that these publicly available documents or any other publicly available information regarding DJ-UBSCISM components, including, without limitation, a description of factors that affect the prices of such DJ-UBSCISM components, are accurate or complete.

NONE OF DOW JONES, UBS AG, UBS SECURITIES OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES GUARANTEES THE ACCURACY AND/OR COMPLETENESS OF THE OF THE DOW JONES UBS COMMODITY INDEXSM TOTAL RETURN OR ANY DATA RELATED THERETO AND NONE OF DOW JONES, UBS AG, UBS SECURITIES OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS IN DJ-UBSCISM OR ITS CALCULATION. NONE OF DOW JONES, UBS AG, UBS SECURITIES OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY BARCLAYS BANK PLC, HOLDERS OF NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF DJ-UBSCISM OR ANY DATA RELATED THERETO. NONE OF DOW JONES, UBS AG, UBS SECURITIES OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO DJ-UBSCISM OR ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES, UBS AG, UBS SECURITIES OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD-PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS AMONG DOW JONES, UBS SECURITIES AND BARCLAYS BANK PLC, OTHER THAN UBS AG.

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THE BARCLAYS CAPITAL PURE BETA PLUS II, WHICH IS BASED ON THE DOW JONES-UBS COMMODITY INDEX TOTAL RETURNSM, IS NOT SPONSORED OR ENDORSED BY DOW JONES & COMPANY, INC., UBS OR ANY OF THEIR AFFILIATES, BUT IS PUBLISHED WITH THE CONSENT OF DOW JONES AND UBS.

Historical Information

The following graph sets forth the historical performance of the Index based on the daily Index closing level from February 2, 2004 through November 9, 2009. The Index closing level on November 9, 2009 was 69.22.

As PBP II was launched on February 29, 2008, it has little trading history, and limited actual historical information on the performance of PBP II is available. The following graph shows (a) hypothetical daily historical levels for PBP II from February 2, 2004 (the first date as of which DJ-UBSCISM Contract weightings are available from Dow Jones and UBS), to February 29, 2008, calculated based on a level for PBP II that was set to 100 on February 29, 2008, and using the same methodology and objective criteria as will be used by PBP II going forward, and (b) actual daily historical levels for the Index from February 29, 2008, to November 9, 2009.

We obtained the Index closing levels below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index closing level on the final valuation date. We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related free writing prospectus, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

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ANNEX A

NOTICE OF REDEMPTION

To: [ipathredemptions@barclayscapital.com]

Subject: Notice of Redemption, CUSIP No. [—]

[BODY OF EMAIL]

Name of holder: [                            ]

Number of Notes to be redeemed: [                            ]

Holder Redemption Notice Date: [            ], 20[    ]

Contact Name: [                            ]

Telephone #: [                            ]

Acknowledgement: I acknowledge that the Notes specified above will not be redeemed unless all of the requirements specified in the pricing supplement relating to the Notes are satisfied.

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ANNEX B

CONFIRMATION OF REDEMPTION

Dated:

Barclays Bank PLC

Barclays Bank PLC, as Calculation Agent

Fax:        212-412-1232

Dear Sirs:

The undersigned holder of Barclays Bank PLC’s $[—] Medium-Term Notes, Series A, due November 30, 2012, CUSIP No. [•], redeemable for a cash amount based on the Barclays Capital Pure Beta Plus II Total Return (the “Notes”) hereby irrevocably elects to exercise, on the Redemption Date of                     , with respect to the number of Notes indicated below, as of the date hereof, the redemption right as described in the pricing supplement relating to the Notes (the “Prospectus”). Terms not defined herein have the meanings given to such terms in the Prospectus.

The undersigned certifies to you that it will (i) instruct its DTC custodian with respect to the Securities (specified below) to book a delivery vs. payment trade on the Holder Redemption Notice Date with respect to the number of Notes specified below at a price equal to the Holder Redemption Amount, facing Barclays Capital DTC 5101 and (ii) cause the DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the Redemption Date.

Very truly yours, [NAME OF HOLDER]

Name: Title: Telephone: Fax: E-mail:

Number of Notes surrendered for redemption:

DTC # (and any relevant sub-account):

Contact Name:

Telephone:

(You must redeem at least 1,000 Securities at one time in order to exercise your right to redeem your Securities on the Redemption Date.)

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